                                                          Exhibit 10.1.1





                                        FORM OF

                               FIFTH AMENDED AND RESTATED

                             LIMITED PARTNERSHIP AGREEMENT



                                           OF



                              SIMON-DEBARTOLO GROUP, L.P.

                               TABLE OF CONTENTS

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
ARTICLE I        Definitions; Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.2     Exhibit, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE II       Continuation of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         2.1     Continuation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         2.2     Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         2.3     Character of the Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         2.4     Location of the Principal Place of Business.   . . . . . . . . . . . . . . . . .   32
         2.5     Registered Agent and Registered Office.  . . . . . . . . . . . . . . . . . . . .   32

ARTICLE III      Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         3.1     Commencement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         3.2     Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE IV       Contributions to Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         4.1     General Partner Capital Contributions. . . . . . . . . . . . . . . . . . . . . .   34
         4.2     Limited Partner Capital Contributions. . . . . . . . . . . . . . . . . . . . . .   35
         4.3     Additional Funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         4.4     Stock Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         4.5     Dividend Reinvestment Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         4.6     No Third Party Beneficiary.  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         4.7     No Interest; No Return.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         4.8     Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE V        Representations, Warranties and Acknowledgement. . . . . . . . . . . . . . . . .   48
         5.1     Representations and Warranties by Managing General Partner . . . . . . . . . . .   48
         5.2     Representations and Warranties by Non-Managing General Partner . . . . . . . . .   50
         5.3     Representations and Warranties by the Limited Partners . . . . . . . . . . . . .   51
         5.4     Acknowledgment by Each Partner . . . . . . . . . . . . . . . . . . . . . . . . .   52

ARTICLE VI       Allocations, Distributions and Other Tax and Accounting Matters        . . . . .   52

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
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         6.1     Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.2     Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.3     Books of Account; Segregation of Funds.  . . . . . . . . . . . . . . . . . . . .   69
         6.4     Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
         6.5     Audits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         6.6     Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         6.7     Tax Matters Partner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
         6.8     Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

ARTICLE VII      Rights, Duties and Restrictions of theGeneral Partners . . . . . . . . . . . . .   77
         7.1     Expenditures by Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . .   77
         7.2     Powers and Duties of the General Partners. . . . . . . . . . . . . . . . . . . .   77
         7.3     Major Decisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
         7.4     Managing General Partner and Non-Managing General Partner Participation. . . . .   90
         7.5     Proscriptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
         7.6     Additional Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         7.7     Title Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         7.8     Waiver and Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         7.9     Limitation of Liability of Directors, Shareholders and Officers of the Managing
                 General Partner and the Non-Managing General Partner . . . . . . . . . . . . . .   96

ARTICLE VIII     Dissolution, Liquidation and Winding-Up  . . . . . . . . . . . . . . . . . . . .   97
         8.1     Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
         8.2     Distribution on Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . .   97
         8.3     Sale of Partnership Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . .   98
         8.4     Distributions in Kind  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
         8.5     Documentation of Liquidation.    . . . . . . . . . . . . . . . . . . . . . . . .  100
         8.6     Liability of the Liquidating Agent . . . . . . . . . . . . . . . . . . . . . . .  100

ARTICLE IX       Transfer of Partnership Interests and Related Matters  . . . . . . . . . . . . .  101
         9.1     Managing General Partner Transfers and Deemed Transfers  . . . . . . . . . . . .  101
         9.2     Non-Managing General Partner Transfers and Deemed Transfers  . . . . . . . . . .  102
         9.3     Transfers by Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . .  103





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         9.4     Issuance of Additional Partnership Units and Preferred Units.  . . . . . . . . .  109
         9.5     Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
         9.6     Shelf Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .  113

ARTICLE X                 Rights and Obligations of the Limited Partners  . . . . . . . . . . . .  118
         10.1    No Participation in Management . . . . . . . . . . . . . . . . . . . . . . . . .  118
         10.2    Bankruptcy of a Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . .  118
         10.3    No Withdrawal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119
         10.4    Duties and Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119
         10.5    Guaranty and Indemnification Agreements  . . . . . . . . . . . . . . . . . . . .  122

ARTICLE XI       Grant of Rights to the Limited Partners  . . . . . . . . . . . . . . . . . . . .  123
         11.1    Grant of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  123
         11.2    Limitation on Exercise of Rights . . . . . . . . . . . . . . . . . . . . . . . .  124
         11.3    Computation of Purchase Price/Form of Payment  . . . . . . . . . . . . . . . . .  125
         11.4    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
         11.5    Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  127
         11.6    Term of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  128
         11.7    Covenants of the Non-Managing General
                   Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  128
         11.8    Limited Partners' Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . .  129
         11.9    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  130

ARTICLE XII      EJDC Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  131
         12.1    Grant and Terms of Option  . . . . . . . . . . . . . . . . . . . . . . . . . . .  131

ARTICLE XIII     General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  136
         13.1    Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . .  136
         13.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  138
         13.3    Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  138
         13.4    Liability of Limited Partners. . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.5    Effect and Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.7    Partners Not Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.8    Entire Understanding; Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         13.10   Trust Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140





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         13.11   Pronouns and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140
         13.12   Non-Effect on Certain Limited Partners . . . . . . . . . . . . . . . . . . . . .  140
         13.13   Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  141
         13.14   Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  141





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            FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                       OF
                          SIMON-DeBARTOLO GROUP, L.P.


                 THIS FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of _________, 1996, is made by and among DeBARTOLO REALTY CORPORATION (which has changed its name to SD Property Group, Inc.), an Ohio corporation having an office at 7620 Market Street, Youngstown, Ohio 44513, as managing general partner (the "Managing General Partner"), SIMON PROPERTY GROUP, INC. (which has changed its name to Simon DeBartolo Group, Inc.), a Maryland corporation having an office at Merchant's Plaza, 115 West Washington Street, Indianapolis, Indiana 46204, as non-managing general partner (the "Non-Managing General Partner"), and those parties who have executed this Agreement as limited partners and whose names and addresses are set forth on Exhibit A hereto as limited partners (the "Limited Partners").

                             W I T N E S S E T H :


                 WHEREAS, DeBartolo Realty Partnership, L.P., a Delaware limited partnership (the "Partnership"), was organized on November 18, 1993, and a Certificate of Limited





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                                                                               2

Partnership in respect of the Partnership was filed in the office of the Secretary of State of the State of Delaware. The Limited Partnership Agreement of the Partnership was last amended and restated in its entirety by instrument dated April 21, 1994; and

                 WHEREAS, concurrently with the execution hereof, Day Acquisition Corp., an Ohio corporation which was formed as a wholly-owned subsidiary of the Non-Managing General Partner on _________, 1996, merged into the Managing General Partner pursuant to the Merger Agreement and Plan of Merger among the Non-Managing General Partner, Day Acquisition Corp. and the Managing General Partner dated as of March 26, 1996 (the "Merger Agreement"); and

                 WHEREAS, the parties hereto wish to provide for the further amendment and restatement of the Agreement of Limited Partnership of the Partnership, as heretofore amended and restated, to allow for the admission of the Non-Managing General Partner and certain Limited Partners and to make various other changes provided for below; and

                 WHEREAS, prior to the execution of this Agreement, the interests of the Partners were represented by percentage interests in the Partnership and such interests shall henceforth be represented by Units in the amounts set forth in Exhibit A; and

                 WHEREAS, the persons whose names appear on Exhibit A hereto as Limited Partners consist of the existing limited partners in the Partnership and certain of the existing limited partners of Simon Property Group, L.P., a Delaware limited partnership ("Simon, L.P."), it being understood that such limited partners of Simon, L.P. are concurrently herewith, in exchange for the contribution to the Partnership of their interests in Simon, L.P., becoming Limited Partners in the Partnership, each holding Units in the amount set forth in Exhibit A; and

                 WHEREAS, concurrently with the execution hereof, the Non-Managing General Partner is contributing to the Partnership a portion of its interests in Simon, L.P., in exchange for its interest as non-managing general partner of the Partnership, as set forth in Exhibit A.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree that the Agreement of Limited Partnership of the Partnership, as heretofore amended and restated, is hereby further amended and restated in its entirety to read as follows:



                                   ARTICLE I

                               DEFINITIONS; ETC.

                 1.1 DEFINITIONS. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

                 "Accountants" shall mean the firm or firms of independent certified public accountants selected by the Managing General Partner from time to time on behalf of the Partnership to audit the books and records of the Partnership and to prepare and certify statements and reports in connection therewith.

                 "Act" shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, as the same may hereafter be amended from time to time.





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                                                                               5

                 "Additional Units" shall have the meaning set forth in Section
9.4 hereof.

                 "Adjustment Date" shall have the meaning set forth in Section 4.3(b) hereof.

                 "Administrative Expenses" shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, and (ii) those administrative costs and expenses and accounting and legal expenses incurred by the Managing General Partner or the Non-Managing General Partner on behalf or for the benefit of the Partnership.

                 "Affected Gain" shall have the meaning set forth in Section 6.1(g) hereof.

                 "Affiliate" shall mean, with respect to any Partner (or as to any other Person the affiliates of which are relevant for purposes of any of the provisions of this Agreement) (i) any member of the Immediate Family of such Partner or Person; (ii) any partner, trustee, beneficiary or shareholder of such Partner or Person; (iii) any legal representative, successor or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee or trust for the benefit of such Partner or





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                                                                               6

any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Partner or any Person referred to in the preceding clauses (i) through (iv).

                 "Affiliate Financing" shall mean financing or refinancing obtained from a Partner or an Affiliate of a Partner by the Partnership.

                 "Agreement" shall mean this Fifth Amended and Restated Limited Partnership Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

                 "Amortization Requirements" shall have the meaning set forth in
Section 12.1(d) hereof.

                 "Bankruptcy" shall mean, with respect to any Partner, (i) the commencement by such Partner of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner is insolvent or bankrupt, (iii) the





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                                                                               7

entry of an order for relief under the federal Bankruptcy Code with respect to such Partner, (iv) the filing of any petition or the commencement of any case or proceeding against such Partner under the federal Bankruptcy Code unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing or commencement, (v) the filing of an answer by such Partner admitting the allegations of any such petition,
(vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner, (vii) the execution by such Partner of a general assignment for the benefit of creditors, (viii) the convening by such Partner of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Partner to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner





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                                                                               8

where such seizure is not discharged within thirty (30) days thereafter, or
(xi) the admission by such Partner in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

                 "Capital Account" shall have the meaning set forth in Section 4.8(a) hereof.

                 "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Partnership Units held by such Partner (net of liabilities secured by such property which the Partnership assumes or takes subject to).

                 "Certificate" shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State on November 18, 1993, as it has or may hereafter be amended from time to time in accordance with the terms of this Agreement and the Act.

                 "Charter" shall mean the articles of incorporation of a General Partner and all amendments, supplements and restatements thereof.





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                                                                               9

                 "Closing Price" on any date shall mean the last sale price per share, regular way, of the Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Shares selected from time to time by the Board of Directors of the Non-Managing General Partner.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

                 "Computation Date" shall have the meaning set forth in Section
11.3 hereof.

                 "Consent of the DeBartolos" shall mean consent of those Limited Partners who are "DeBartolos" as defined herein. ____________
(the "DeBartolo Designee") is hereby granted authority by those Limited Partners who are DeBartolos to grant or withhold consent on behalf of the DeBartolos whenever the Consent of the DeBartolos is required hereunder. The DeBartolos shall have the right, from time to time, by written notice to the Partnership signed by DeBartolos who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the DeBartolos, to substitute a new Person as the DeBartolo Designee for the Person who is then acting as such. The

Partnership, the Partners and all Persons dealing with the Partnership shall be fully protected in relying on any written consent of the DeBartolos which is executed by the Person who is then acting as the DeBartolo Designee. In the event that at any time there is no DeBartolo Designee, the consent of the DeBartolos shall be given by those DeBartolos who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the DeBartolos.

                 "Consent of the Limited Partners" shall mean the written consent of a Majority-In-Interest of the Limited Partners, which consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-In-Interest of the Limited Partners, unless otherwise expressly provided herein, in their sole and absolute discretion. Whenever the Consent of the Limited Partners is sought by a General Partner, the request for such consent, outlining in reasonable detail the matter or matters for which such consent is being requested, shall be submitted to all of the Limited Partners, and each Limited Partner shall have at least 15 days to act upon such request.

                 "Consent of the Simons" shall mean consent of those Limited Partners who are "Simons" as defined herein. David Simon (the "Simon Designee") is hereby granted authority by those Limited Partners who are Simons to grant or withhold consent on behalf of the Simons whenever the Consent of the Simons is required hereunder. The Simons shall have the right from time to time, by written notice to the Partnership signed by Simons who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the Simons, to substitute a new Person as the Simon Designee for the Person who is then acting as such. The Partnership, the Partners and all Persons dealing with the Partnership shall be fully protected in relying on any written consent of the Simons which is executed by the Person who is then acting as the Simon Designee. In the event that at any time there is no Simon Designee, the Consent of the Simons shall be given by those Simons who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the Simons.

                 "Contributed Funds" shall have the meaning set forth in
Section 4.3(b) hereof.

                 "Contributed General Partner Interest" shall mean Partnership Units and interests in the profits of Simon, L.P. contributed by the Non-Managing General Partner pursuant to the Contribution Agreement executed by it.

                 "Contributed Limited Partner Interests" shall mean Partnership Units in Simon, L.P. contributed by the Limited Partners to the Partnership pursuant to the Contribution Agreement.

                 "Contribution Agreement" shall mean the agreement or agreements between the Partnership and the several partners of Simon, L.P. pursuant to which such partners agree to contribute their partnership interests in Simon, L.P., or portions thereof, to the Partnership in exchange for Units.

                 "Contribution Date" shall have the meaning set forth in
Section 9.4 hereof.

                 "Control" shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select or remove any such trustee shall be deemed to have control of such trust.

                 "Covered Sale" shall have the meaning set forth in Section 6.2(d) hereof.

                 "Current Per Share Market Price" on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on such date.

                 "DeBartolos" shall mean (i) the Estate of Edward J. DeBartolo,
(ii) Edward J. DeBartolo, Jr., Marie Denise DeBartolo York, members of the Immediate Family of either of the foregoing, any other members of the Immediate Family of Edward J. DeBartolo, any other lineal descendants of any of the foregoing and any trusts established for the benefit of any of the foregoing, and (iii) EJDC and any other Entity Controlled by any one or more of the Persons listed or specified in clauses (i) and (ii) above.

                 "Deemed Partnership Unit Value" as of any date shall mean the Current Per Share Market Price as of the Trading Day immediately preceding such date; provided, however, that Deemed Partnership Unit Value shall be adjusted as described in Section 11.7(d) hereof in the event of any stock dividend, stock split, stock distribution or similar transaction.

                 "Depreciation" shall mean for each Partnership Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to a Partnership asset for such year or other period, except that if the Gross Asset Value of a Partnership asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                 "Development Land" shall mean any vacant land suitable for development as a Project.

                 "Directors" shall mean the Board of Directors of the Non-Managing General Partner.

                 "Effective Time" shall have the meaning set forth in the Merger Agreement.

                 "EJDC" shall mean The Edward J. DeBartolo Corporation, an Ohio corporation.

                 "EJDC Lender" shall mean the Persons described as lenders in Exhibit F.

                 "EJDC Loan Transaction" shall mean the loans provided for in the documents listed in Exhibit F, together with assignments and refinancings thereof to the extent permitted by Exhibit F.

                 "EJDC Option" shall have the meaning set forth in Section 12.1 hereof.

                 "EJDC Option Termination Date" shall have the meaning set forth in Section 12.1(e) hereof.

                 "Entity" shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

                 "Excess Stock" shall mean the shares of Excess Stock, par value $0.0001 per share, of the Non-Managing General Partner.

                 "Exercise Notice" shall have the meaning set forth in Section
11.1 hereof.

                 "GAAP" shall mean generally accepted accounting principles consistently applied.

                 "General Partner" shall mean the Managing General Partner, the Non-Managing General Partner and their respective duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.

                 "Gross Asset Value" shall have the meaning set forth in
Section 4.8(b) hereof.

                 "Gross Income" shall mean the income of the Partnership determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.

                 "Immediate Family" shall mean, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants by blood or adoption, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law (in each case by whole or half-blood).

                 "Incurrence" shall have the meaning set forth in Section 10.5(a) hereof.

                 "Independent Directors" shall mean members of the Board of Directors of the Non-Managing General Partner, none of whom is either employed by the Non-Managing General Partner or a member (or an Affiliate of a member) of the Simons.(1)





__________

(1)In the event the requisite stockholder approval is obtained to amend the Charter of Simon-DeBartolo Group, Inc. to provide for a 13-person board, directors elected by the
                                                                 (continued)

                 "Initial EJDC Notice" shall have the meaning set forth in
Section 12.1(a) hereof.

                 "Institutional Investors" shall have the meaning set forth in Rule 501(a)(1)-(3), (7) and (8) of Regulation D promulgated under the Securities Act.

                 "Institutional Lender" shall mean a commercial bank or trust company, a savings and loan association or an insurance company.

                 "JCP" shall mean JCP Realty, Inc., a Delaware corporation, or Brandywine Realty, Inc., a Delaware corporation, or any of its or their Affiliates that becomes a Limited Partner hereunder and that is an "accredited investor" as defined in Regulation D under the Securities Act, as amended.

                "JCP Limited Partner" shall mean JCP, in its capacity as a Limited Partner or Partners hereunder.

                 "JCP Property Liabilities" means any liabilities encumbering the assets of Treasure Coast-JCP Associates, Ltd., Melbourne-JCP Associates, Ltd., Boynton-JCP


__________

(1) (continued)

    DeBartolo holders of Class C Common Stock will also be excluded from the definition of Independent Directors.

Associates, Ltd., Chesapeake-JCP Associates, Ltd., Mall of the Mainland Associates, L.P., Port Charlotte-JCP Associates and Northfield Center Limited Partnership, and any liability of the Partnership, Simon, L.P. or any Subsidiary Partnership with respect to which JCP has incurred the "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2.

                 "Lien" shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, restrictions, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

                 "Limited Partner Liability" shall mean, with respect to each Limited Partner, each liability (or portion thereof) included in the basis of such Limited Partner (other than as an "excess nonrecourse liability" within the meaning of Regulations Section 1.752-3(a)(3)) for federal income tax purposes.

                 "Limited Partners" shall mean those Persons whose names are set forth on Exhibit A hereto as Limited Partners, their permitted successors or assigns as limited partners hereof, and/or any Person who, at the time of reference thereto, is a limited partner of the Partnership.

                 "Liquidating Agent" shall mean such Person as is selected as the Liquidating Agent hereunder by the Managing General Partner, which Person may be the Managing General Partner or an Affiliate of the Managing General Partner, provided such Liquidating Agent agrees in writing to be bound by the terms of this Agreement. The Liquidating Agent shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Agent in connection with the dissolution, liquidation and/or winding-up of the Partnership.

                 "Liquidation Transaction" shall mean any sale of assets of the Partnership in contemplation of, or in connection with, the liquidation of the Partnership.

                 "Losses" shall have the meaning set forth in Section 6.1(a) hereof.

                 "Major Decisions" shall have the meaning set forth in Section 7.3(b) hereof.

                 "Majority-In-Interest of the Limited Partners" shall mean Limited Partner(s) who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by all the Limited Partners, as a class (excluding any Partnership Units held by the Non-Managing General Partner or by the Managing General Partner, any Person Controlled by either of such General Partners or any Person holding as nominee for either of such General Partners).

                 "Managing General Partner" shall mean the DeBartolo Realty Corporation, an Ohio corporation.

                 "Merger Agreement" shall mean the Agreement and Plan of Merger among the Non-Managing General Partner, Day Acquisition Corp. and the Managing General Partner dated as of March 26, 1996, as amended.

                 "Minimum Gain" shall have the meaning set forth in Section 6.1(d)(1) hereof.

                 "Minimum Gain Chargeback" shall have the meaning set forth in
Section 6.1(d)(1) hereof.

                 "Net Financing Proceeds" shall mean the cash proceeds received by the Partnership in connection with any borrowing by or on behalf of the Partnership (whether or not secured), or distributed to the Partnership in respect of any such borrowing by any Subsidiary Entity, after deduction of all costs and expenses incurred by the Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership, or any interest or premium thereon.

                 "Net Operating Cash Flow" shall mean, with respect to any fiscal period of the Partnership, the aggregate amount of all cash received by the Partnership from any source for such fiscal period (including Net Sale Proceeds and Net Financing Proceeds but excluding Contributed Funds), less the aggregate amount of all expenses or other amounts paid with respect to such period and such additional cash reserves as of the last day of such period as the Managing General Partner deems necessary for any capital or operating expenditure permitted hereunder.

                 "Net Sale Proceeds" shall mean the cash proceeds received by the Partnership in connection with a sale or other disposition of any asset by or on behalf of the Partnership or a sale or other disposition of any asset by or on behalf of any Subsidiary Entity, after deduction of any costs or expenses incurred by the Partnership, or payable specifically out of the proceeds of such sale or other disposition (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or other disposition or which the Managing General Partner elects to repay out of the proceeds of such sale or other disposition, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person), in connection with such sale or other disposition.

                 "Non-Managing General Partner" shall mean the Simon Property Group, Inc., a Maryland corporation.

                 "Nonrecourse Liabilities" shall have the meaning set forth in
Section 6.1(d)(1) hereof.

                 "Offered Units" shall have the meaning set forth in Section
11.1 hereof.

                 "Ownership Limit" shall have the meaning set forth in Article Ninth of the Charter of the Non-Managing General Partner.

                 "Partner Nonrecourse Debt" shall have the meaning set forth in
Section 6.1(d)(2) hereof.

                 "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Section 6.1(d)(2) hereof.

                 "Partner Nonrecourse Deduction" shall have the meaning set forth in Section 6.1(d)(2) hereof.

                 "Partners" shall mean the Managing General Partner, the Non-Managing General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.

                 "Partnership" shall mean Simon-DeBartolo Group, L.P. (formerly known as DeBartolo Realty Partnership, L.P.), a Delaware limited partnership, as such limited partnership may from time to time be constituted.

                 "Partnership Fiscal Year" shall mean the calendar year.

                 "Partnership Interest" shall mean the interest of a Partner in the Partnership.

                 "Partnership Minimum Gain" shall have the meaning set forth in
Section 1.704-2(b)(2) of the Regulations.

                 "Partnership Record Date" shall mean the record date established by the Managing General Partner for a distribution of Net Operating Cash Flow pursuant to Section 6.2 hereof, which record date shall be the same as the record date established by the Non-Managing General Partner for distribution to its shareholders of some or all of its share of such distribution.

                 "Partnership Units" or "Units" shall mean the interest in the Partnership of any Partner which entitles a Partner to the allocations (and each item thereof) specified in Section 6.1(b) hereof and all distributions from the Partnership, and its rights of management, consent, approval, or participation, if any, as provided in this Agreement. Partnership Units do not include Preferred Units. Each Partner's percentage ownership interest in the

Partnership shall be determined by dividing the number of Partnership Units then owned by each Partner by the total number of Partnership Units then outstanding. The number of Partnership Units held by each Partner at the date hereof is as set forth opposite its name on attached Exhibit A.

                 "Payment Period" shall have the meaning set forth in Section 12.1(a) hereof.

                 "Person" shall mean any individual or Entity.

                 "Pledge" shall mean granting of a Lien on a Partnership
Interest.

                 "Post-Exchange Distribution" shall have the meaning set forth in Section 6.2(a) hereof.

                 "Preferred Contributed Funds" shall have the meaning set forth in Section 4.3(c) hereof.

                 "Preferred Distribution Requirement" shall have the meaning set forth in Section 4.3(c) hereof.

                 "Preferred Distribution Shortfall" shall have the meaning set forth in Section 6.2(b)(i) hereof.

                 "Preferred Redemption Amount" shall mean, with respect to any class or series of Preferred Units, the sum of (i) the amount of any accumulated Preferred Distribution

Shortfall with respect to such class or series of Preferred Units, (ii) the Preferred Distribution Requirement with respect to such class or series of Preferred Units to the date of redemption and (iii) the Preferred Redemption Price indicated in the Preferred Unit Designation with respect to such class or series of Preferred Units.

                 "Preferred Redemption Price" shall have the meaning set forth in Section 4.3(c) hereof.

                 "Preferred Shares" shall mean any class of equity securities of the Non-Managing General Partner now or hereafter authorized or reclassified, other than the Shares or the Excess Stock, having dividend rights that are superior or prior to dividends payable on the Shares.

                 "Preferred Unit Designation" shall have the meaning set forth in Section 4.3(c) hereof.

                 "Preferred Unit Issue Price" shall mean the amount of the Required Funds contributed or deemed to have been contributed by the Non-Managing General Partner in exchange for a Preferred Unit.

                 "Preferred Units" shall mean interests in the Partnership issued to the Non-Managing General Partner pursuant to Sections 4.1(c) and 4.3(c) hereof. The holder of Preferred Units shall have such rights to the allocations of Profits and Losses as specified in
Section 6.1 hereof and to distributions pursuant to Section 6.2 hereof, but shall not, by reason of its ownership of such Preferred Units, be entitled to participate in the management of the Partnership or to consent to or approve any action which is required by the Act or this Agreement to be approved by any or all of the Partners.

                 "Profits" shall have the meaning set forth in Section 6.1(a) hereof.

                 "Project" shall mean any property that is or is planned to be used primarily for retail purposes, and shall include, but is not limited to, a regional mall, a community shopping center, a specialty retail center and a mixed-use property which contains a major retail component.

                 "Property or Properties" shall mean any Development Land or Project in which the Partnership acquires ownership of (a) the fee or leasehold interest or (b) an indirect fee or leasehold interest through an interest in any other Entity.

                 "Purchase Price" shall have the meaning set forth in Section
11.3 hereof.

                 "Qualified REIT Subsidiaries" shall have the meaning set forth in Section 856(i)(2) of the Code.

                 "Registration Rights Agreements" shall mean the agreements, in effect as of the Effective Time, among the Non-Managing General Partner, certain of its stockholders and certain holders of Units.

                 "Regulations" shall mean the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                 "Regulatory Allocations" shall have the meaning set forth in
Section 6.1(d)(5) hereof.

                 "REIT" shall mean a real estate investment trust as defined in
Section 856 of the Code.

                 "REIT Expenses" shall mean (i) costs and expenses relating to the continuity of existence of the Managing General Partner and the Non-Managing General Partner and their respective subsidiaries, including taxes, fees and assessments associated therewith, and any and all costs, expenses or fees payable to any director or trustee of the Managing General Partner, the Non-Managing General Partner or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the General Partner or the Non-Managing General Partner and all statements, reports, fees and expenses incidental thereto, including underwriting discounts, selling commissions and placement fees applicable to any such offer of securities (provided, however, that in the case of any registration of securities effectuated by the Managing General Partner or the Non-Managing General Partner on behalf of one or more of its security holders, REIT Expenses shall not include underwriting discounts or selling commissions), (iii) costs and expenses associated with the preparation and filing of any periodic reports by the Managing General Partner or the Non-Managing General Partner under federal, state or local laws or regulations, including tax returns and filings with the SEC and any stock exchanges on which the Shares are listed, (iv) costs and expenses associated with compliance by the Managing General Partner or the Non-Managing General

Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, (v) costs and expenses associated with any 401(k) Plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the Managing General Partner, the Non-Managing General Partner or Simon Property Group (Delaware), Inc., and (vi) all operating, administrative and other costs incurred by the Managing General Partner or the Non-Managing General Partner (including attorney's and accountant's fees, income and franchise taxes and salaries paid to officers of the Managing General Partner or the Non-Managing General Partner, but excluding costs of any repurchase by the General Partners of any of their securities); provided, however, that amounts described herein shall be considered REIT Expenses hereunder only if and to the extent during the fiscal year in question the aggregate amount of such expenses for such fiscal year and all prior fiscal years exceeds the aggregate of (a) all amounts theretofore distributed or distributable to the Managing General Partner or the Non-Managing General Partner by any wholly-owned subsidiary thereof (including, without limitation, in the case of the Non-Managing General Partner, by Simon Property (Delaware), Inc.) and (b) all amounts theretofore paid to the Managing General Partner or the Non-Managing General Partner pursuant to Section 7.1 hereof or Section 7.1 of the limited partnership agreement of Simon, L.P., as amended.

                 "REIT Requirements" shall mean all actions or omissions as may be necessary (including making appropriate distributions from time to time) to permit each of the Managing General Partner and the Non-Managing General Partner to qualify or continue to qualify as a real estate investment trust within the meaning of Section 856 et seq. of the Code, as such provisions may be amended from time to time, or the corresponding provisions of succeeding law.

                 "Related Issue" shall mean, with respect to a class or series of Preferred Units, the class or series of Preferred Shares the sale of which provided the Non-Managing General Partner with the proceeds to contribute to the Partnership in exchange for such Preferred Units.

                 "Required Funds" shall have the meaning set forth in Section 4.3(a) hereof.

                 "Response Notice" shall have the meaning set forth in Section 12.1(b).

                 "Rights" shall have the meaning set forth in Section 11.1 hereof.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "Securities Act" shall mean the Securities Act of 1933, as amended.

                 "Shares" shall mean the shares of Common Stock, par value $.0001 per share, of the Non-Managing General Partner.

                 "Simon, L.P." shall mean Simon Property Group, L.P., a Delaware limited partnership.

                 "Simons" shall mean Melvin Simon, Herbert Simon and David Simon, other members of the Immediate Family of any of the foregoing, any other lineal descendants of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any Entity Controlled by any one or more of the foregoing.

                 "Subsequent EJDC Notice" shall have the meaning set forth in
Section 12.1(c) hereof.

                 "Subsidiary Entity" shall mean any Entity in which the Partnership (or when used in respect of Simon, L.P., in which Simon, L.P.) owns a direct or indirect equity interest.

                 "Subsidiary Partnership" shall mean any partnership in which the Partnership owns a direct or indirect equity interest.

                 "Substituted Limited Partner" shall have the meaning set forth in the Act.

                 "Tax Matters Partner" shall have the meaning set forth in
Section 6.7 hereof.

                 "Third Party" or "Third Parties" shall mean a Person or Persons who is or are neither a Partner or Partners nor an Affiliate or Affiliates of a Partner or Partners.

                 "Third Party Financing" shall mean financing or refinancing obtained from a Third Party by the Partnership.

                 "Trading Day" shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for the transaction of business or, if the Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                 "Transfer" shall mean any assignment, sale, transfer, conveyance or other disposition or act of alienation (other than a Pledge), whether voluntary or involuntary or by operation of law.

                 1.2 EXHIBIT, ETC. References in this Agreement to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to this Agreement, and references in this Agreement to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit attached hereto and referred to herein is hereby incorporated herein by reference.



                                   ARTICLE II

                          CONTINUATION OF PARTNERSHIP

                 2.1 CONTINUATION. The parties hereto do hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided. Promptly upon the execution and delivery of this Agreement, the Managing General Partner shall cause each notice, instrument, document or certificate as may be required by applicable law, and which may be necessary to enable the Partnership to continue to conduct its business, and to own its properties, under the Partnership name to be filed or recorded in all appropriate public offices. Upon request of the Managing General Partner, the Partners shall execute any assumed or fictitious name certificate or certificates required by law to be filed in connection with the Partnership. The Managing General Partner shall properly cause the execution and delivery of such additional documents and shall perform such additional acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the continued operation of a limited partnership under the laws of the State of Delaware (it being understood that the Managing General Partner shall be required to provide the Non-Managing General Partner and Limited Partners with copies of any amended Certificates of Limited Partnership required to be filed under such laws only upon request) and for the continued operation of a limited partnership in each other jurisdiction in which the Partnership shall conduct business.

                 2.2 NAME. The name of the Partnership is hereby changed to Simon-DeBartolo Group, L.P., and henceforth all business of the Partnership shall be conducted under the name of Simon-DeBartolo Group, L.P. or such other name as the Managing General Partner may select; provided, however, that the Managing General Partner may not choose the name (or any derivative thereof) of any Limited Partner (other than the names "DeBartolo" or "Simon") without the prior written consent of such Limited Partner. All transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name (it being understood that the Partnership may adopt assumed or fictitious names in certain jurisdictions).

                 2.3 CHARACTER OF THE BUSINESS. The purpose of the Partnership is and shall be to acquire, hold, own, develop, redevelop, construct, reconstruct, alter, improve, maintain, operate, sell, lease, Transfer, encumber, convey, exchange and otherwise dispose of or deal with the Properties and any other real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow or lend money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.

                 2.4 LOCATION OF THE PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Partnership shall be at __________________________________ or such other location as shall be selected from time to time by the Managing General Partner in its sole discretion; provided, however, that the Managing General Partner shall promptly notify the Partners of any change in the location of the principal place of business of the Partnership.

                 2.5 REGISTERED AGENT AND REGISTERED OFFICE. The Registered Agent of the Partnership shall be The Prentice-Hall Corporation System, Inc. or such other Person as the Managing General Partner may select in its sole discretion. The Registered Office of the Partnership in the State of Delaware shall be c/o Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, DE 19901, or such other location as the Managing General Partner may select in its sole and absolute discretion. The Managing General Partner shall promptly notify the Partners of any change in the Registered Agent or Registered Office of the Partnership.



                                  ARTICLE III

                                      TERM

                 3.1 COMMENCEMENT. The Partnership commenced business as a limited partnership on November 18, 1993 upon the filing of the Certificate with the Secretary of State of the State of Delaware.

                 3.2 DISSOLUTION. The Partnership shall continue until dissolved and terminated upon the earlier of (i) December 31, 2096, or (ii) the earliest to occur of the following events:

                          (a)     the dissolution, termination, withdrawal,
retirement or Bankruptcy of a General Partner unless the Partnership is continued as provided in Section 9.1 hereof;

                          (b)     the election to dissolve the Partnership made
in writing by the Managing General Partner, but only if the consent required by
Section 7.3 and the consent of the Non-Managing General Partner are obtained;

                          (c)     the sale or other disposition of all or
substantially all the assets of the Partnership; or

                          (d)     dissolution required by operation of law.



                                   ARTICLE IV

                            CONTRIBUTIONS TO CAPITAL

                 4.1      GENERAL PARTNER CAPITAL CONTRIBUTIONS.

                          (a)     Simultaneously with the execution and
delivery hereof, the Non-Managing General Partner is contributing to the Partnership Simon, L.P. units representing 10.5% of the outstanding Simon, L.P. units (excluding preferred units) and a 49.5% interest in the profits of Simon, L.P., both in exchange for a non-managing general partnership interest in the Partnership with the number of Units set forth on Exhibit A.

                          (b)     The Non-Managing General Partner shall
hereafter contribute to the capital of the Partnership, in exchange for Units as provided in Section 4.3(b) hereof, the proceeds of the sale of any Shares.

                          (c)     The Non-Managing General Partner may
contribute to the Partnership, in exchange for Preferred Units having the same terms as the Simon, L.P. preferred units being exchanged, any Simon, L.P. preferred units on a one-for-one basis. Upon such contribution, any such Preferred Units shall be subject in all respects to the provisions of Section 4.3(c) and the Related Issue for any such Preferred Units issued under this section shall be the class or series of Preferred Stock of the Non-Managing General Partner related to the Simon, L.P. preferred units so contributed.

                          (d)     All transfer, stamp or similar taxes payable
upon any contribution provided for in this Section 4.1 shall be paid by the Partnership.

                 4.2 LIMITED PARTNER CAPITAL CONTRIBUTIONS. Concurrently herewith, the Limited Partners identified on Exhibit A as limited partners of Simon, L.P. are contributing or causing to be contributed, to the capital of the Partnership, in exchange for Partnership Units, their limited partnership interests in Simon, L.P. All transfer, stamp or similar taxes payable upon such contribution, if any, shall be paid by the Partnership. Except as expressly provided in Sections 4.3, 4.4, 4.5 and 4.8 below, no Partner may make, and no Partner shall have the obligation to make, additional contributions to the capital of the Partnership without the consent of the General Partners.

                 4.3      ADDITIONAL FUNDS.

                          (a)     The Partnership may obtain funds ("Required
Funds") which it considers necessary to meet the needs, obligations and requirements of the Partnership, or to maintain adequate working capital or to repay Partnership indebtedness, and to carry out the Partnership's purposes, from the proceeds of Third Party Financing or Affiliate Financing, in each case pursuant to such terms, provisions and conditions and in such manner (including the engagement of brokers and/or investment bankers to assist in providing such financing) and amounts as the Managing General Partner and as the Non-Managing General Partner shall determine to be in the best interests of the Partnership, subject to the terms and conditions of this Agreement. Any and all funds required or expended, directly or indirectly, by the Partnership for capital expenditures may be obtained or replenished through Partnership borrowings. Any Third Party Financing or Affiliate Financing obtained by the General Partners for and on behalf of the Partnership may be convertible in whole or in part into Additional Units (to be issued in accordance with Section 9.4 hereof), may be unsecured, may be secured by mortgage(s) or deed(s) of trust and/or assignments on or in respect of all or any portion of the assets of the Partnership or any other security made available by the Partnership, may include or be obtained through the public or private placement of debt and/or other instruments, domestic and foreign, may include provision for the option to acquire Additional Units (to be issued in accordance with Section 9.4 hereof), and may include the acquisition of or provision for interest rate swaps, credit enhancers and/or other transactions or items in respect of such Third Party Financing or Affiliate Financing; provided, however, that in no event may the Partnership obtain any Affiliate Financing or Third Party Financing that is recourse to any Partner or any Affiliate, partner, shareholder, beneficiary, principal, officer or director of any

Partner without the consent of the affected Partner and any other Person or Persons to whom such recourse may be had.

                          (b)  To the extent the Partnership does not borrow
all of the Required Funds (and whether or not the Partnership is able to borrow all or part of the Required Funds), the Managing General Partner or the Non-Managing General Partner (or an Affiliate thereof) (i) may itself borrow such Required Funds, in which case the Managing General Partner or the Non-Managing General Partner shall lend such Required Funds to the Partnership on the same economic terms and otherwise on substantially identical terms, or
(ii) may raise such Required Funds in any other manner, in which case, unless such Required Funds are raised by the Non-Managing General Partner through the sale of Preferred Shares, the Managing General Partner or the Non-Managing General Partner shall contribute to the Partnership as an additional Capital Contribution the amount of the Required Funds so raised ("Contributed Funds") (hereinafter, each date on which the Managing General Partner or the Non-Managing General Partner so contributes Contributed Funds pursuant to this
Section 4.3(b) is referred to as an

"Adjustment Date"). Any Required Funds raised from the sale of Preferred Shares shall either be contributed to the Partnership as Contributed Funds or loaned to the Partnership pursuant to Section 4.3(c) below. In the event the Managing General Partner or the Non-Managing General Partner advances Required Funds to the Partnership pursuant to this Section 4.3(b) as Contributed Funds, then the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the Managing General Partner or the Non-Managing General Partner (or such Affiliate) in connection with raising such Required Funds through a public offering of its securities or otherwise. If the Managing General Partner or the Non-Managing General Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this Section 4.3(b), additional Partnership Units shall be issued to the Managing General Partner or the Non-Managing General Partner to reflect its contribution of the Contributed Funds. The number of Partnership Units so issued shall be determined by dividing the amount of Contributed Funds by the Deemed

Partnership Unit Value, computed as of the Trading Day immediately preceding the Adjustment Date. The Managing General Partner or the Non- Managing General Partner shall promptly give each Limited Partner written notice of the number of Partnership Units so issued.

                          (c)     In the event the Non-Managing General Partner
contributes to the Partnership any Required Funds obtained from the sale of Preferred Shares ("Preferred Contributed Funds"), then the Partnership shall assume and pay the expenses (including any applicable underwriter discounts) incurred by the Non-Managing General Partner in connection with raising such Required Funds. In addition, the Non- Managing General Partner shall be issued Preferred Units of a designated class or series to reflect its contribution of such funds. Each class or series of Preferred Units so issued shall be designated by the Non-Managing General Partner to identify such class or series with the class or series of Preferred Shares which constitutes the Related Issue. Each class or series of Preferred Units shall be described in a written document (the "Preferred Unit Designation") attached as Exhibit B that shall set forth, in sufficient detail, the economic rights, including dividend, redemption and conversion rights and sinking fund provisions, of the class or series of Preferred Units and the Related Issue. The number of Preferred Units of a class or series shall be equal to the number of shares of the Related Issue sold. The Preferred Unit Designation shall provide for such terms for the class or series of Preferred Units that shall entitle the Non-Managing General Partner to substantially the same economic rights as the holders of the Related Issue. Specifically, the Non-Managing General Partner shall receive distributions on the class or series of Preferred Units pursuant to Section 6.2 equal to the aggregate dividends payable on the Related Issue at the times such dividends are paid (the "Preferred Distribution Requirement"). The Partnership shall redeem the class or series of Preferred Units for a redemption price per Preferred Unit equal to the redemption price per share of the Related Issue, exclusive of any accrued unpaid dividends (the "Preferred Redemption Price") upon the redemption of any shares of the Related Issue.
Each class or series of Preferred Units shall also be converted into additional Partnership Units at the time and on such economic terms and conditions as the Related Issue is converted into Shares. Upon the issuance of any class or series of Preferred Units pursuant to this Section 4.3(c), the Non-Managing General Partner shall provide the Limited Partners with a copy of the Preferred Unit Designation relating to such class or series. The Non-Managing General Partner shall have the right, in lieu of contributing to the Partnership proceeds from the sale of Preferred Shares as Preferred Contributed Funds, to lend such proceeds to the Partnership. Any such loan shall be on the same terms and conditions as the Related Issue except that dividends payable on the Related Issue shall be payable by the Partnership to the Non-Managing General Partner as interest, any mandatory redemptions shall take the form of principal payments and no Preferred Units shall be issued to the Non-Managing General Partner. If any such loan is made, the Partnership shall promptly reimburse the Non-Managing General Partner for all expenses (including any applicable underwriter discounts) incurred by the Non-Managing General Partner in connection with raising the Required Funds. Any such loan made by the Non-Managing General Partner to the Partnership may at any time be contributed to the Partnership as Preferred Contributed Funds in exchange for Preferred Units as above provided; and if the Related Issue is by its terms convertible into Shares, such loan shall be so contributed to the Partnership prior to the effectuation of such conversion.

                 4.4 STOCK OPTION PLAN. The stock option plan of Simon, L.P. and all obligations thereunder have been assumed by the Partnership. If at any time a stock option granted by Simon, L.P. in connection with such plan or a stock option granted by the Partnership in connection with the Stock Option Plan is exercised in accordance with its terms, and the Partnership chooses not to acquire any or all of the stock required to satisfy such option through open market purchases, the Non-Managing General Partner shall, as soon as practicable after such exercise, sell to the Partnership for use in satisfying such stock option, at a purchase price equal to the Current Per Share Market Price on the date such stock option is exercised, the number of newly issued Shares for which such option is exercised (or, if such stock option is to be satisfied in part through open market purchases, the remaining number of newly issued Shares) and the Non-Managing General Partner shall contribute to the capital of the Partnership, in exchange for additional Partnership Units, an amount equal to the price paid to the Non- Managing General Partner by the Partnership in connection with the Partnership's purchase of newly issued Shares upon exercise of such stock option. The number of Partnership Units to be so issued shall be determined by dividing the amount of such capital contribution by the Deemed Partnership Unit Value, computed as of the Trading Day immediately preceding the date of such capital contribution. The Non-Managing General Partner shall promptly give each Limited Partner written notice of the number of Partnership Units so issued. The Partnership shall retain the exercise or purchase price paid by the holder of such option for the Shares such holder is entitled to receive upon such exercise.

                 4.5 DIVIDEND REINVESTMENT PLAN. All amounts received by the Non-Managing General Partner in respect of its dividend reinvestment plan, if any, either (a) shall be utilized by the Non-Managing General Partner to effect open market purchases of its stock, or (b) if the Non-Managing General Partner elects instead to issue new shares with respect to such amounts, shall be contributed by the Non-Managing General Partner to the Partnership in exchange for additional Partnership Units. The number of Partnership Units so issued shall be determined by dividing the amount of funds so contributed by the Deemed Partnership Unit Value, computed as of the Trading Day immediately preceding the date such funds are contributed. The Non-Managing General Partner shall promptly give each Limited Partner written notice of the number of Partnership Units so issued.

                 4.6 NO THIRD PARTY BENEFICIARY. No creditor or other Third Party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

                 4.7 NO INTEREST; NO RETURN. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to withdraw any part of its Capital Account or to demand or receive the return of its Capital Contribution from the Partnership.

                 4.8      CAPITAL ACCOUNTS.

                          (a)     The Partnership shall establish and maintain
a separate capital account ("Capital Account") for each Partner, including a Partner who shall pursuant to the provisions hereof acquire a Partnership Interest, which Capital Account shall be:

                          (1) credited with the amount of cash contributed by such Partner to the capital of the Partnership; the initial Gross Asset Value (net of liabilities secured by such contributed property that the Partnership assumes or takes subject to) of any other property contributed by such Partner to the capital of the Partnership; such Partner's distributive share of Profits; and any other items in the nature of income or gain that are allocated to such Partner pursuant to Section 6.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i); and

                          (2) debited with the amount of cash distributed to such Partner pursuant to the provisions of this Agreement; the Gross Asset Value (net of liabilities secured by such distributed property that such Partner assumes or takes subject to) of any Partnership property distributed to such Partner pursuant to any provision of this Agreement; the amount of unsecured liabilities of such Partner assumed by the Partnership; such Partner's distributive share of Losses; in the case of the General Partners, payments of REIT Expenses by the Partnership; and any other items in the nature of expenses or losses that are allocated to such Partner pursuant to
         Section 6.1
         hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i).

                 In the event that any or all of a Partner's Partnership Units or Preferred Units are transferred within the meaning of Regulations Section 1.704-1(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Units so transferred.

                 In the event that the Gross Asset Values of Partnership assets are adjusted pursuant to Section 4.8(b)(ii) hereof, the Capital Accounts of the Partners shall be adjusted to reflect the aggregate net adjustments as if the Partnership sold all of its properties for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.

             A Limited Partner shall be liable unconditionally to the Partnership for all or a portion of any deficit in its Capital Account if it so elects to be liable for such deficit or portion thereof. Such election may be for either a limited or unlimited amount and may be amended or with-drawn at any time. The election, and any amendment thereof, shall be made by written notice to the Managing General Partner (and the Managing General Partner shall promptly upon receipt deliver copies thereof to the other Partners) stating that the Limited Partner elects to be liable, and specifying the limitations, if any, on the maximum amount or duration of such liability. Said election, or amendment thereof, shall be effective only from the date 25 days after written notice thereof is received by the Managing General Partner, and shall terminate upon the date, if any, specified therein as a termination date or upon delivery to the Managing General Partner of a subsequent written notice terminating such election. A termination of any such election, or an amendment reducing the Limited Partner's maximum liability thereunder or the duration thereof, shall not be effective to avoid responsibility for any loss incurred prior to such termination or the effective date of such amendment. Except as provided in this Section 4.8 or as required by law, no Limited Partner shall be liable for any deficit in its Capital Account or be obligated to return any distributions of any kind received from the Partnership.

                 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations.

                          (b)     The term "Gross Asset Value" or "Gross Asset
Values" means, with respect to any asset of the Partnership, such asset's adjusted basis for federal income tax purposes, except as follows:

                          (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as reasonably determined by the Managing General Partner;

                     (ii) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, immediately prior to the following events:

                                  (A) a Capital Contribution (other than a de minimis Capital Contribution, within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(i) of the Regulations) to the Partnership by a new or existing Partner as consideration for Partnership Units;

                                     (B)   the distribution by the Partnership
                 to a Partner of more than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(ii) of the Regulations) of Partnership property as consideration for the redemption of Partnership Units; and

                                     (C)   the liquidation of the Partnership
                 within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

                    (iii) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the Managing General Partner as of the date of distribution.

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Profits and Losses. Any adjustment to the Gross Asset Values of

Partnership property shall require an adjustment to the Partners' Capital Accounts as described in Section 4.8(a) above.



                                   ARTICLE V

                 REPRESENTATIONS, WARRANTIES AND ACKNOWEDGEMENT

                 5.1 REPRESENTATIONS AND WARRANTIES BY MANAGING GENERAL PARTNER. The Managing General Partner represents and warrants to the Limited Partners, the Non-Managing General Partner and to the Partnership that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio, with full right, corporate power and authority to fulfill all of its obligations hereunder or as contemplated herein; (ii) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action; (iii) this Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of the Managing General Partner and is enforceable against it in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (iv) no authorization, approval, consent or order of any court or governmental authority or agency or any other Entity is required in connection with the execution and delivery of this Agreement by the Managing General Partner, except as may have been received prior to the date of this Agreement; (v) the execution and delivery of this Agreement by the Managing General Partner and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach or violation of, or a default under, any contract, indenture, mortgage, loan agreement, note, lease, joint venture or partnership agreement or other instrument or agreement to which either the Managing General Partner or the Partnership is a party; and
(vi) the Partnership Units, upon payment of the consideration therefore pursuant to this Agreement, will be validly issued, fully paid and, except as otherwise provided in accordance with applicable law, non-assessable.

                 5.2 REPRESENTATIONS AND WARRANTIES BY NON-MANAGING GENERAL PARTNER. The Non-Managing General Partner represents and warrants to the Limited Partners, the Managing General Partner and to the Partnership that
(i) it is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, with full right, corporate power and authority to fulfill all of its obligations hereunder or as contemplated herein; (ii) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action; (iii) this Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of the Non-Managing General Partner and is enforceable against it in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (iv) no authorization, approval, consent or order of any court or governmental authority or agency or any other Entity is required in connection with the execution and delivery of this Agreement by the Non-Managing General Partner, except as may have been received prior to the date of this Agreement; and (v) the execution and delivery of this Agreement by the Non-Managing General Partner and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach or violation of, or default under, any contract, indenture, mortgage, loan agreement, note, lease, joint venture or partnership agreement or other instrument or agreement to which either the Non-Managing General Partner or Simon, L.P. is a party.

                 5.3 REPRESENTATIONS AND WARRANTIES BY THE LIMITED PARTNERS. Each Limited Partner, for itself only, represents and warrants to the General Partners, the other Limited Partners and the Partnership that (i) all transactions contemplated by this Agreement to be performed by such Limited Partner have been duly authorized by all necessary action; and (ii) this Agreement is binding upon, and enforceable against, such Limited Partner in accordance with its terms, except as such enforcement may be limited by

(a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                 5.4 ACKNOWLEDGMENT BY EACH PARTNER. Each Partner hereby acknowledges that no representations as to potential profit, cash flows or yield, if any, in respect of the Partnership, Simon, L.P., or any one or more or all of the Projects owned, directly or indirectly, by the Partnership or Simon, L.P., have been made to it by any other Partner or its Affiliates or any employee or representative of any other Partner or its Affiliates, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute a representation or warranty, express or implied.

                                   ARTICLE VI

                      ALLOCATIONS, DISTRIBUTIONS AND OTHER
                           TAX AND ACCOUNTING MATTERS

                 6.1      ALLOCATIONS.

                          (a)     For the purpose of this Agreement, the terms
"Profits" and "Losses" mean, respectively, for each Partnership Fiscal Year or other period, the Partnership's taxable income or loss for such Partnership Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:

                                       (1)      any income of the Partnership
         that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 6.1(a) shall be added to such taxable income or loss;

                                       (2)      in lieu of the depreciation,
         amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Fiscal Year or other period;

                                       (3)      any items that are specially
         allocated pursuant to Section 6.1(d) hereof shall not be taken into account in computing Profits or Losses; and

                                       (4)      any expenditures of the
         Partnership described in Section 705(a)(2)(B) of the Code (or treated as such under Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this Section 6.1(a) shall be deducted in calculating such taxable income or loss.

                          (b)     Except as otherwise provided in Section
6.1(d) hereof and this Section 6.1(b), the Profits and Losses of the Partnership (and each item thereof) for each Partnership Fiscal Year shall be allocated among the Partners in the following order of priority:
                                  (1)      First, Profits shall be allocated to
         the holder of Preferred Units in an amount equal to the excess of (A) the amount of Net Operating Cash Flow distributed to such holder pursuant to Sections 6.2(b)(i) and (ii) and
         Section 6.2(c)(but only to the extent of the Preferred Distribution Requirement and Preferred Distribution Shortfalls) for the current and all prior Partnership Fiscal Years over (B) the amount of Profits previously allocated to such holder pursuant to this subparagraph (1).

                                  (2)      Second, for any Partnership Fiscal
         Year ending on or after a date on which Preferred Units are redeemed, Profits (or Losses) shall be allocated to the holder of such Preferred Units in an amount equal to the excess (or deficit) of the sum of the applicable Preferred Redemption Amounts for the Preferred Units that have been or are being redeemed during such Partnership Fiscal Year over the Preferred Unit Issue Price of such Preferred Units. In addition, in the event that the Partnership is liquidated pursuant to
         Article VIII, the allocation described above shall be made to the holder of Preferred Units with respect to all Preferred Units then outstanding.

                                  (3)     Third, any remaining Profits and
         Losses shall be allocated among the Partners in accordance with their proportionate ownership of Partnership Units except as otherwise required by the Regulations.

                                  (4)      Notwithstanding subparagraphs (1),
         (2) and (3), Profits and Losses from a Liquidation Transaction shall be allocated as follows:

                          First, Profits (or Losses) shall be allocated to the
                 holder of Preferred Units in an amount equal to the excess (or deficit) of the sum of the applicable Preferred Redemption Amounts of the Preferred Units which have been or will be redeemed with the proceeds of the Liquidation Transaction over the Preferred Unit Issue Price of such Preferred Units;

                          Second, Profits or Losses shall be allocated among
                 the Partners so that the Capital Accounts of the Partners (excluding from the Capital Account of any Partner the amount attributable to its

         Preferred Units) are proportional to the number of Partnership Units held by each Partner; and

                          Third, any remaining Profits and Losses shall be
                 allocated among the Partners in accordance with their proportionate ownership of Partnership Units.

                          (c)     For the purpose of Section 6.1(b) hereof,
gain or loss resulting from any disposition of Partnership property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for federal income tax purposes differs from its Gross Asset Value.

                          (d)     Notwithstanding the foregoing provisions of
this Section 6.1, the following provisions shall apply:

                                    (1)  A Partner shall not receive an
         allocation of any Partnership deduction that would result in total loss allocations attributable to "Nonrecourse Liabilities" (as defined in Regulations Section 1.704-2(b)(3)) in excess of such Partner's share of Minimum Gain (as determined under Regulations Section 1.704-2(g)). The term "Minimum Gain" means an amount determined in accordance with Regulations Section 1.704-2(d) by computing, with respect to each Nonrecourse Liability of the Partnership, the amount of gain, if any, that the Partnership would realize if it disposed of the property subject to such liability for no consideration other than full satisfaction thereof, and by then aggregating the amounts so computed. If the Partnership makes a distribution allocable to the proceeds of a Nonrecourse Liability, in accordance with Regulation
         Section 1.704-2(h) the distribution will be treated as allocable to an increase in Partnership Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Nonrecourse Liabilities that exceeds the property's adjusted tax basis. If there is a net decrease in Partnership Minimum Gain for a Partnership Fiscal Year, in accordance with Regulations Section 1.704-2(f) and the exceptions contained therein, the Partners shall be allocated items of Partnership income and gain for such

         Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to the Partners' respective shares of the net decrease in Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2) (the "Minimum Gain Chargeback"). The items to be allocated pursuant to this Section 6.1(d)(1) shall be determined in accordance with Regulations Section 1.704-2(f) and (j).

                                    (2)  Any item of "Partner Nonrecourse
         Deduction" (as defined in Regulations Section 1.704-2(i)) with respect to a "Partner Nonrecourse Debt" (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated to the Partner or Partners who bear the economic risk of loss for such Partner Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(1). If the Partnership makes a distribution allocable to the proceeds of a Partner Nonrecourse Debt, in accordance with Regulation Section 1.704- 2(i)(6) the distribution will be treated as allocable to an increase in Partner Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Partner Nonrecourse Debt that exceeds the property's adjusted tax basis. Subject to Section 6.1(d)(1) hereof, but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt (such Minimum Gain being hereinafter referred to as "Partner Nonrecourse Debt Minimum Gain") for a Partnership Fiscal Year, then after taking into account allocations pursuant to Section 6.1(d)(1) hereof, but before any other allocations are made for such taxable year, and subject to the exceptions set forth in Regulations
         Section 1.704-2(i)(4), each Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such Partnership Fiscal Year shall be allocated items of income and gain for such Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 6.1(d)(2) shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (j).

                                    (3)  Pursuant to Regulations Section
         1.752-3(a)(3), for the purpose of determining each Partner's share of excess nonrecourse liabilities of the Partnership, and solely for such purpose, each Partner's interest in Partnership profits is hereby specified to be the quotient of (i) the number of Partnership Units then held by such Partner, and (ii) the aggregate amount of Partnership Units then outstanding.

                                    (4)  No Limited Partner shall be allocated
         any item of deduction or loss of the Partnership if such allocation would cause such Limited Partner's Capital Account to become negative by more than the sum of (i) any amount such Limited Partner is obligated to restore upon liquidation of the Partnership, plus (ii) such Limited Partner's share of the Partnership's Minimum Gain and Partner Nonrecourse Debt Minimum Gain. An item of deduction or loss that cannot be allocated to a Limited Partner pursuant to this Section 6.1(d)(4) shall be allocated to the General Partners in accordance with the number of Partnership Units held by each General Partner. For this purpose, in determining the Capital Account balance of such Limited Partner, the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6) shall be taken into account. In the event that (A) any Limited Partner unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and (B) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Limited Partner is obligated to restore or deemed obligated to restore under Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that, as of the end of the
         Partnership Fiscal Year, reasonably are expected to be made to such Limited Partner) in such Limited Part-ner's Capital Account as of the end of the Partnership Fiscal Year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Partnership Fiscal Year and each subsequent Partnership Fiscal Year shall be allocated to such Limited Partner until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated. In the event that this Section 6.1(d)(4) and Section 6.1(d)(1) and/or (2) hereof apply, Section 6.1(d)(1) and/or (2) hereof shall be applied prior to this Section 6.1(d)(4).

                                  (5)  The Regulatory Allocations shall be
         taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under this
         Section 6.1 shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not been made. This Section 6.1(d)(5) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean the allocations provided under this Section 6.1(d)(other than this Section 6.1(d)(5)).

                          (e)  In accordance with Sections 704(b) and 704(c) of
the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal income tax purposes, be allocated among the Partners on a property by property basis so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial Gross Asset Value of such property. If the Gross Asset Value of any Partnership property is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gains or losses from taxable sales or other dispositions and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the

Gross Asset Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. In furtherance of the foregoing, the Partnership shall employ the method prescribed in Regulation
Section 1.704-3(b) (the "traditional method") or the equivalent successor provision(s) of proposed, temporary or final Regulations. The Partnership shall allocate items of income, gain, loss and deduction allocated to it by a Subsidiary Entity to the Partner or Partners contributing the interest or interests in such Subsidiary Entity, so that, to the greatest extent possible and consistent with the foregoing, such contributing Partner or Partners are allocated the same amount and character of items of income, gain, loss and deduction with respect to such Subsidiary Entity that they would have been allocated had they contributed undivided interests in the assets owned by such Subsidiary Entity to the Partnership in lieu of contributing the interest or interests in the Subsidiary Entity to the Partnership.

                     (f) Notwithstanding anything to the contrary contained in this Section 6.1, the allocation of Profits and

Losses for any Partnership Fiscal Year during which a Person acquires a Partnership Interest (other than upon formation of the Partnership) pursuant to
Section 4.3(b) or otherwise, shall take into account the Partners' varying interests for such Partnership Fiscal Year pursuant to any method permissible under Section 706 of the Code that is selected by the Managing General Partner (notwithstanding any agreement between the assignor and assignee of such Partnership Interest although the Managing General Partner may recognize any such agreement), which method may take into account the date on which the Transfer or an agreement to Transfer becomes irrevocable pursuant to its terms, as determined by the Managing General Partner.

                          (g)     If any portion of gain from the sale of
property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other tax items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year or other applicable period, such deductions shall be deemed allocated on the same basis as Profits or Losses for such respective period.

                          (h)     The Profits, Losses, gains, deductions and
credits of the Partnership (and all items thereof) for each Partnership Fiscal Year shall be determined in accordance with the accounting method followed by the Partnership for federal income tax purposes.

                          (i)     Except as provided in Sections 6.1(e) and
6.1(g) hereof, for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction has been allocated pursuant to this Section 6.1.

                          (j)     To the extent permitted by Regulations
Sections 1.704-2(h)(3) and 1.704-2(i)(6), the Managing General Partner shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Partner's Capital Account that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership's taxable year in which the distribution occurs.

                          (k)     If any Partner sells or otherwise disposes of
any property, directly or indirectly, to the Partnership, and as a result thereof, gain on a subsequent disposition of such property by the Partnership is reduced pursuant to Section 267(d) of the Code, then, to the extent permitted by applicable law, gain for federal income tax purposes attributable to such subsequent disposition shall first be allocated among the Partners other than the selling

Partner in an amount equal to such Partners' allocations of "book" gain on the property pursuant to this Section 6.1, and any remaining gain for federal income tax purposes shall be allocated to the selling Partner.

                 6.2      DISTRIBUTIONS.  (a)      Except with respect to the
liquidation of the Partnership and subject to the priority set forth in Sections 6.2(b) and (c), the Managing General Partner shall cause the Partnership to distribute all or a portion of Net Operating Cash Flow to the Partners who are such on the relevant Partnership Record Date from time to time as determined by the Managing General Partner, but in any event not less frequently than quarterly, in such amounts as the Managing General Partner shall determine in its sole discretion; provided, however, that, except as provided in Sections 6.2(b) and (c) below, all such distributions shall be made pro rata in accordance with the outstanding Partnership Units on the relevant Partnership Record Date. In no event may a Limited Partner receive a distribution of Net Operating Cash Flow with respect to a Partnership Unit that such Partner has exchanged on or prior to the relevant Partnership Record Date for a Share, pursuant to the Rights granted under Section 11.1 or the EJDC Option granted under Section 12.1 (a "Post-Exchange Distribution"); rather, all such Post-Exchange Distributions shall be distributed to the Non-Managing General Partner.

                          (b)     Except to the extent Net Operating Cash Flow
is distributed pursuant to Section 6.2(c), and except with respect to the liquidation of the Partnership, distributions of Net Operating Cash Flow shall be made in the following order of priority:

                                  (i)  First, to the extent that the amount of
         Net Operating Cash Flow distributed to the holder of Preferred Units for any prior quarter was less than the Preferred Distribution Requirement for such quarter, and has not been subsequently distributed pursuant to this Section 6.2(b)(i) (a "Preferred Distribution Shortfall"), Net Operating Cash Flow shall be distributed to the holder of Preferred Units in an amount necessary to satisfy such Preferred Distribution Shortfall for the current and all prior Partnership Fiscal Years. In the event that the Net Operating Cash Flow distributed for a particular quarter is less than the Preferred Distribution Shortfall, then all Net Operating Cash Flow for the current quarter shall be distributed to the holder of Preferred Units.

                                  (ii)  Second, Net Operating Cash Flow shall
         be distributed to the holder of Preferred Units in an amount equal to the Preferred Distribution Requirement for the then current quarter for each outstanding Preferred Unit. In the event that the amount of Net Operating Cash Flow distributed for a particular quarter pursuant to this subparagraph (b)(ii) is less than the Preferred Distribution Requirement for such quarter, then all such Net Operating Cash Flow for such quarter shall be distributed to the holder of Preferred Units.

                                  (iii)  The balance of the Net Operating Cash
         Flow to be distributed, if any, shall be distributed to holders of Partnership Units, in proportion to their ownership of Partnership Units.

                          (c)     If in any quarter the Partnership redeems any
outstanding Preferred Units, unless and except to the extent that such redemption is effected out of borrowed funds, Capital Contributions or other sources, Net Operating Cash Flow shall be distributed to the Non-Managing General Partner in an amount equal to the applicable Preferred Redemption Amount for the Preferred Units being redeemed before being distributed pursuant to Section 6.2(b).

                          (d)     Notwithstanding the provision of the first
sentence of Section 6.2(a), (i) the Managing General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts, in accordance with Section 6.2(a) above, to enable the Managing General Partner and the Non-Managing General Partner to pay shareholder dividends that will (A) satisfy the REIT Requirements, and (B) avoid any federal income or excise tax liability of the Managing General Partner or the Non-Managing General Partner; and (ii) in the event of a Covered Sale which occurs on a date on or after the Effective Time, and before but not including the fifth anniversary of the Effective Time, and which gives rise to a special allocation of taxable income or gain to one or more Limited Partners pursuant to Section 6.1(e), (A) the Managing General Partner shall cause the Partnership to distribute to all of the Partners, pro rata in accordance with ownership of Partnership Units, the Net Sale Proceeds therefrom up to an amount sufficient to enable each such Limited Partner, from the share of such distribution made to it, to pay in full any income tax liability, computed at the maximum applicable federal and state statutory rates, with respect to the income or gain so specially allocated and on the distribution required by this Section 6.2(d) (or, if any such Limited Partner is a partnership or Subchapter S corporation, to enable such Limited Partner to distribute sufficient amounts to its equity owners to enable such owners to pay in full any income tax liability, computed at the maximum applicable federal and state statutory rates, with respect to their share of such taxable income or gain and such distributions) and (B) if the amounts distributed to each such Limited Partner in accordance with the preceding clause (A) are insufficient to enable it to pay in full such income tax liabilities, the Managing General Partner shall cause the Partnership to distribute sufficient funds from other sources to all of the Partners, pro rata in accordance with ownership of Partnership Units, in an amount sufficient to enable each such Limited Partner to pay in full such income tax liabilities and any income tax liabilities of such Limited Partner(s) with respect to such additional distribution. As used in this Section 6.2, the term "Covered Sale" means a sale or other taxable disposition of any Property described on Exhibit C.

                 6.3      BOOKS OF ACCOUNT; SEGREGATION OF FUNDS.

                          (a)     At all times during the continuance of the
Partnership, the Managing General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership's business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by Persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the

Partnership, and each Partner and its representatives shall at all reasonable times have access to such books and records and the right to inspect and copy the same.

                          (b)     The Partnership shall not commingle its funds
with those of any other Person or Entity; funds and other assets of the Partnership shall be separately identified and segregated; all of the Partnership's assets shall at all times be held by or on behalf of the Partnership and, if held on behalf of the Partnership by another Entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership; and the Partnership shall maintain its own separate bank accounts, payroll and books of account. The foregoing provisions of this Section 6.3(b) shall not apply with respect to funds or assets of Simon, L.P. or any other Subsidiary Entities of the Partnership.

                 6.4 REPORTS. Within ninety (90) days after the end of each Partnership Fiscal Year, the Partnership shall cause to be prepared and transmitted to each Partner an annual report of the Partnership relating to the previous Partnership Fiscal Year containing a balance sheet as of the year then ended, a statement of financial condition as of the year then ended, and statements of operations, cash flow and Partnership equity for the year then ended, which annual statements shall be prepared in accordance with GAAP and shall be audited by the Accountants. The Partnership shall also cause to be prepared and transmitted to each Partner within forty-five (45) days after the end of each of the first three (3) quarters of each Partnership Fiscal Year a quarterly unaudited report containing a balance sheet, a statement of the Partnership's financial condition and statements of operations, cash flow and Partnership equity, in each case relating to the fiscal quarter then just ended, and prepared in accordance with GAAP. The Partnership shall further cause to be prepared and transmitted to the Managing General Partner and the Non-Managing General Partner (i) such reports and/or information as are necessary for each to fulfill its obligations under the Securities Act of 1933, the Securities and Exchange Act of 1934 and the applicable stock exchange rules, and under any other regulations to which such Partners or the Partnership may be subject, and (ii) such other reports and/or information as are necessary for each of the Managing General Partner and the Non-Managing General Partner to determine and maintain its qualification as a REIT under the REIT Requirements, its earnings and profits derived from the Partnership, its liability for a tax as a consequence of its Partnership Interest and distributive share of taxable income or loss and items thereof, in each case in a manner that will permit the Managing General Partner and the Non-Managing General Partner to comply with their respective obligations to file federal, state and local tax returns and information returns and to provide their shareholders with tax information. The Non-Managing General Partner shall provide to each Partner copies of all reports it provides to its stockholders at the same time such reports are distributed to such stockholders. The Managing General Partner shall also promptly notify the Partners of all actions taken by the Managing General Partner for which it has obtained the Consent of the Limited Partners.

                 6.5 AUDITS. Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants.

                 6.6      TAX RETURNS.

                          (a)     Consistent with all other provisions of this
Agreement, the Managing General Partner shall determine the methods to be used in the preparation of federal, state, and local income and other tax returns for the Partnership in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of Depreciation and cost recovery, credits and tax accounting methods and procedures and, with the consent of the Non-Managing General Partner, all tax elections.

                          (b)     The Managing General Partner shall, at least
30 days prior to the due dates (as extended) for such returns, but in no event later than July 15 of each year, cause the Accountants to prepare and submit to the DeBartolo Designee, the Simon Designee and the JCP Limited Partner for their review, drafts of all federal and state income tax returns of the Partnership and Simon, L.P. for the preceding year, and the Managing General Partner shall consult in good faith with the DeBartolo Designee, the Simon Designee and the JCP Limited Partner regarding any proposed modifications to such tax returns of the Partnership.

                          (c)     The Partnership shall timely cause to be
prepared and transmitted to the Partners federal and appropriate state and local Partnership Income Tax Schedules "K-1," or any substitute therefor, with respect to each Partnership Fiscal Year on appropriate forms prescribed. The Partnership shall make reasonable efforts to prepare and submit such forms before the due date for filing federal income tax returns for the fiscal year in question (determined without extensions), and shall in any event prepare and submit such forms on or before July 15 of the year following the fiscal year in question.

                 6.7      TAX MATTERS PARTNER.

                          (a)     The Managing General Partner is hereby
designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, that (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the Managing General Partner shall give prompt notice to the Partners of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership or Simon, L.P. income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership or Simon, L.P. level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to
Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; (iii) the Managing General Partner shall promptly notify the Partners if it does not intend to file for judicial review with respect to the Partnership or Simon, L.P.; and (iv) as Tax Matters Partner, the Managing General Partner shall not be entitled to bind a Partner by any settlement agreement (within the meaning of Section 6224 of the Code) unless such Partner consents thereto in writing and shall notify the Partners in a manner and at such time as is sufficient to allow the Partners to exercise their rights pursuant to Section 6224(c)(3) of the Code; (v) the Managing General Partner shall consult in good faith with the Simon Designee, the DeBartolo Designee and the JCP Limited Partner regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership or a Property before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, including the Managing General Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; and (vi) the Managing General Partner shall consult in good faith with the Simon Designee, the DeBartolo Designee and the JCP Limited Partner regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition.

                          (b)     Under the terms of the agreement of limited
partnership of Simon, L.P., as amended, the Non-Managing General Partner acts as the tax matters partner for such partnership. The Non-Managing General Partner agrees to comply with all of the obligations imposed on the

Managing General Partner in Section 6.7(a) (including notification and consultation obligations) insofar as the matters or events giving rise to such obligations occur with respect to Simon, L.P.

                 6.8      WITHHOLDING.     Each Partner hereby authorizes the
Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the Managing General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, 1442, 1445, or 1446. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen
(15) days after repayment is demanded of the Partner in question, and shall be repaid through withholding of subsequent distributions to such Partner.
Nothing in this Section 6.8 shall create any obligation on the Managing General Partner to advance funds to the Partnership or to borrow funds from Third Parties in order to make payments on account of any liability of the Partnership under a withholding tax act. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.



                                  ARTICLE VII

                     RIGHTS, DUTIES AND RESTRICTIONS OF THE
                                GENERAL PARTNERS

                 7.1 EXPENDITURES BY PARTNERSHIP. The Managing General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. All of the aforesaid expenditures shall be made on behalf of the

Partnership and the Managing General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall have been made other than out of the funds of the Partnership. The Partnership shall also assume, and pay when due, the Administrative Expenses and such portion of the Managing General Partner's and the Non-Managing General Partner's REIT Expenses as shall be appropriately allocated to the Partnership by the Managing General Partner in the exercise of its reasonable business judgment, it being understood that the portion of such Expenses not so allocated to the Partnership shall be assumed and paid when due by Simon, L.P.

                 7.2 POWERS AND DUTIES OF THE GENERAL PARTNERS. The Managing General Partner shall be responsible for the management of the Partnership's business and affairs. Except as otherwise herein expressly provided, and subject to the limitations contained in Section 7.3 hereof with respect to Major Decisions, the Managing General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the Managing General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized. Any action by the Managing General Partner relating to (i) transactions between the Partnership or a Subsidiary Entity and M.S. Management Associates, Inc., Simon MOA Management Company, Inc. and/or M.S. Management Associates (Indiana), Inc.,
(ii) transactions between the Partnership or a Subsidiary Entity and DeBartolo Properties Management, Inc. or (iii) transactions involving the Partnership or a Subsidiary Entity in which the Simons, the DeBartolos or any Affiliate of the Simons or the DeBartolos has an interest (other than a non-controlling minority equity interest, which has no management or veto powers, in a Person, other than the Partnership or a Subsidiary Entity, which is engaged in such transaction) other than through ownership of Partnership Units, shall require the prior approval of a majority of the Independent Directors. Except as otherwise expressly provided herein and subject to Section 7.3 hereof, the

Managing General Partner shall have, for and on behalf of the Partnership, the right, power and authority:

                          (a)     To manage, control, hold, invest, lend,
reinvest, acquire by purchase, lease, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage or otherwise encumber, abandon, improve, repair, construct, maintain, operate, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership, and in addition, without limiting the foregoing, upon the affirmative vote of no fewer than three (3) of the Independent Directors of the Non-Managing General Partner who are not Affiliates of the DeBartolos, the Managing General Partner shall authorize and require the sale of any property owned by the Partnership or a Subsidiary Entity and upon the affirmative vote of at least four (4)/2 of the Independent Directors of the Non-



- ----------

         2/In the event that the requisite stockholder approval is obtained to amend the charter of the Simon-DeBartolo Group to provide for a 13 person Board of Directors, these
                                                                 (continued...)

Managing General Partner (at least three (3) of whom are not Affiliates of the DeBartolos), the Managing General Partner shall authorize and require the Partnership, as special limited partner, to consent to the sale of any property owned by the Simon, L.P. or a Subsidiary Entity of Simon, L.P.;

                          (b)     To acquire, directly or indirectly, interests
in real or personal property (collectively, "property") of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any property, interests therein or parts thereof; to improve, develop or redevelop any property; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease and to sell on any terms; to convey, to mortgage, pledge or otherwise encumber any property, or any part thereof; to lease any





- --------------------------

2/ (...continued)

         provisions will require four out of six and five Independent Directors, respectively.

property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange any property, or any part thereof, for other property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to any property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on any property; to insure any Person having an interest in or responsibility for the care, management or repair of any property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey any property held in such land trust or to execute and deliver deeds, mortgages, notes and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; and to execute assignments of all or any part of the beneficial interest in such land trust;

                          (c)     To employ, engage or contract with or dismiss
from employment or engagement Persons to the extent deemed necessary by the Managing General Partner for the operation and management of the Partnership business, including but not limited to, employees, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

                          (d)     To enter into contracts on behalf of the
Partnership;

                          (e)     To borrow or lend money, procure loans and
advances from any Person for Partnership purposes, and to apply for and secure from any Person credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise or liquidate any such loan, advance, credit, obligation or liability (including by deeding property to a lender in lieu of foreclosure);

                          (f)     To Pledge, hypothecate, mortgage, assign,
deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney for the Partnership may deem necessary, proper or advisable;

                          (g)     To acquire and enter into any contract of
insurance which the Managing General Partner deems necessary or appropriate for the protection of the Partnership or any Affiliate thereof, for the conservation of the Partnership's assets (or the assets of any Affiliate thereof) or for any purpose convenient or beneficial to the Partnership or any Affiliate thereof;

                          (h)     To conduct any and all banking transactions
on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the Managing General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership's name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

                          (i)     To demand, sue for, receive, and otherwise
take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

                          (j)     To make arrangements for financing, including
the taking of all action deemed necessary or appropriate by the Managing General Partner to cause any approved loans to be closed;

                          (k)     To take all reasonable measures necessary to
insure compliance by the Partnership with contractual obligations and other arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

                          (l)     To maintain the Partnership's books and
records;

                          (m)     To create or maintain Affiliates engaged in
activities that the Partnership could itself undertake; and

                          (n)     To prepare and deliver, or cause to be
prepared and delivered by the Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal, state and local tax returns and reports.

                 Except as otherwise provided herein, to the extent the duties of the Managing General Partner require expenditures of funds to be paid to Third Parties, the Managing General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Managing General Partner, in its capacity as such, to expend its individual funds for payment to Third Parties or to undertake any individual liability or obligation on behalf of the Partnership.

                 Notwithstanding any other provisions of this Agreement or the Act, any action of the Managing General Partner on behalf of the Partnership or any decision of the Managing General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect or further the ability of the Managing General Partner and the Non-Managing General Partner to continue to qualify as REITs or (ii) to avoid the Managing General Partner's or the Non-Managing General Partner's incurring any taxes under Section 857 or
Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners. Nothing, however, in this Agreement shall be deemed to give rise to any liability on the part of a Limited Partner for the Managing General Partner's or the Non-Managing General

Partner's failure to qualify or continue to qualify as a REIT or a failure to avoid incurring any taxes under the foregoing sections of the Code, unless such failure or failures result from an act of the Limited Partner which constitutes a breach of this Agreement (including, without limitation, Section 10.4(b)).



                 7.3      MAJOR DECISIONS.

                          (a)     The Managing General Partner shall not,
without the Consent of the Limited Partners, and the consent of the Non-Managing General Partner, (y) on behalf of the Partnership, amend, modify or terminate this Agreement other than to reflect (A) the admission of Additional Limited Partners pursuant to Section 9.4 hereof, (B) the making of additional Capital Contributions and the issuance of additional Partnership Units by reason thereof, all in accordance with the terms of this Agreement,
(C) the withdrawal or assignment of the interest of any Partner in accordance with the terms of this Agreement, or (D) any changes necessary to satisfy the REIT Requirements, or (z) permit the Partnership, on behalf of any Subsidiary Partnership, to amend, modify or terminate the organizing agreement pursuant to which such Subsidiary Partnership operates other than to reflect (A) the admission of additional limited partners therein pursuant to the terms thereof, (B) the making of additional capital contributions thereto pursuant to the terms thereof, (C) the withdrawal or assignment of the interest of any partner thereof pursuant to the terms thereof, or (D) any changes necessary to satisfy the REIT Requirements. Notwithstanding the foregoing, this Agreement shall not be modified or amended without the prior written consent of each Partner adversely affected if such modification or acquisition would (i) convert a Limited Partner's interest in the Partnership to a general partnership interest, (ii) modify the limited liability of a Limited Partner,
(iii) reduce the interest of any Partner in the Partnership, (iv) reduce any Partner's share of distributions made by the Partnership, (v) amend this
Section 7.3 or Section 7.5, or (vi) create any obligations for any Limited Partner or deprive any Limited Partner of (or otherwise impair) any other rights it may have under this Agreement (including in respect of tax allocations, rights to indemnification under Section 7.8, rights of the Limited Partner or a Secured Creditor of a Limited Partner under
Section 9.3 (which rights are subject to the restrictions set forth in Section 9.5), rights of a Limited Partner under Section 9.6 or Article XI, rights of EJDC under Article XII or the rights of a Limited Partner under Section 10.4(a) or 10.5); provided, however, that an amendment that reduces the percentage ownership interest of any Partner in the Partnership or reduces any Partner's share of distributions made by the Partnership (including tax allocations in respect of such distributions) shall not require the consent of any Partner if such change is made on a uniform or pro-rata basis with respect to all Partners.

                          (b)     The Managing General Partner shall not,
without the consent of the Non-Managing General Partner, and for all periods during which the Simons hold at least ten percent of the Partnership Units then outstanding, the Managing General Partner shall not, without the prior Consent of the Simons, and for all periods during which the DeBartolos hold at least ten percent of the Partnership Units then outstanding, the Managing General Partner shall not, without the prior Consent of the DeBartolos, on behalf of the Partnership, undertake any of the following actions (together with any act described in paragraph (a) hereof, the "Major Decisions"):

                      (i) make a general assignment for the benefit of creditors (or cause or permit (if permission of the Partnership or any Subsidiary Partnership is required) such an assignment to be made on behalf of a Subsidiary Partnership) or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership (or any Subsidiary Partnership);

                     (ii) take title to any personal or real property, other than in the name of the Partnership or a Subsidiary Entity or pursuant to
Section 7.7 hereof;

                    (iii) institute any proceeding for Bankruptcy on behalf of the Partnership, or cause or permit (if permission of the Partnership or any Subsidiary Partnership is required) the institution of any such proceeding on behalf of any Subsidiary Partnership;

                     (iv) act or cause the taking or refraining of any action with respect to the dissolution and winding up of the Partnership (or any Subsidiary Partnership) or an election to continue the Partnership (or any Subsidiary Partnership) or to continue the business of the Partnership (or any Subsidiary Partnership); or

                          (v)     sell, exchange, Transfer or otherwise dispose
of all or substantially all of the Partnership's assets.

                 (c) The Managing General Partner shall not, without the prior Consent of the Limited Partners,

                          (i)     after the Effective Time, amend Article NINTH
of the Charter of Simon Property Group, Inc. to increase or decrease the Ownership Limit or alter any other provision of said Article NINTH or of any of the definitions of defined terms contained in such article which would have the effect of changing the Ownership Limit in any way;

                         (ii)     except in connection with the dissolution and
winding-up of the Partnership by the liquidating agent, agree to or consummate the merger or consolidation of the Partnership or the voluntary sale or other Transfer of all or substantially all of the Partnership's assets in a single transaction or related series of transactions (without limiting the transactions which will not be deemed to be a voluntary sale or Transfer, the foreclosure of a mortgage lien on any Property or the grant by the Partnership of a deed in lieu of foreclosure for such Property shall not be deemed to be such a voluntary sale or other Transfer);

                    (iii)         dissolve the Partnership; or

                     (iv) issue additional shares other than to the Non-Managing General Partner or as may be necessary or desirable in order for the Managing General Partner to comply with REIT Requirements.

                 Without the consent of all the Limited Partners, the Managing General Partner shall have no power to do any act in contravention of this Agreement or applicable law.

                 7.4 MANAGING GENERAL PARTNER AND NON-MANAGING GENERAL PARTNER PARTICIPATION. The Managing General Partner and the Non-Managing General Partner agree (a) that all activities and business operations of the Managing General Partner and the Non-Managing General Partner, including but not limited to, activities pertaining to the acquisition, development, redevelopment and ownership of properties, shall be conducted directly or indirectly through the

Partnership or Simon, L.P. or any Subsidiary Partnership, (b) any property acquisitions shall henceforth be made through the Partnership or any Subsidiary Partnership and not through Simon, L.P. or any subsidiary of such partnership, and (c) except as provided below any funds raised by the Managing General Partner or the Non-Managing General Partner, whether by issuance of stock, borrowing or otherwise, will be made available to the Partnership whether as capital contributions, loans or otherwise, as appropriate. Notwithstanding the provisions of the preceding sentence, (i) each of the Managing General Partner and the Non-Managing General Partner shall have the right to form Qualified REIT subsidiaries to act as general partners of Subsidiary Partnerships of the Partnership or Simon, L.P.; (ii) the Non-Managing General Partner shall have the right to borrow money or issue Preferred Shares and lend the proceeds of such borrowing or lend or contribute in exchange for preferred units the proceeds of such Preferred Shares issue to Simon, L.P. for the purpose of enabling Simon, L.P. or any of its Subsidiary Entities to maintain, renovate or expand any Property or to refinance any of its indebtedness; provided, however, that if such Preferred Shares are convertible into Shares, the Non-Managing General Partner shall comply with its obligations under Section 4.1(c) of the Third Amended and Restated Agreement of Limited Partnership of Simon, L.P., as the same may be amended, which are applicable if such conversion is effectuated; and (iii) the Managing General Partner and the Non-Managing General Partner shall together have the right to make capital contributions to Simon, L.P. for any purpose, provided that such capital contributions are made in the ratio of 99% by the Managing General Partner and 1% by the Non-Managing General Partner. Without the Consent of the Limited Partners neither the Managing General Partner nor the Non-Managing General Partner shall, directly or indirectly, participate in or otherwise acquire any interest in any real or personal property other than in accordance with this Section 7.4. In addition, the Managing General Partner and the Non-Managing General Partner agree to conduct their respective affairs, to the extent they are so able to do, in a manner which will preserve the equivalence in value between a Share and a Partnership Unit.

                 7.5 PROSCRIPTIONS. The Managing General Partner shall not have the authority to:

                          (a)     Do any act in contravention of this
Agreement;

                          (b) Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

                          (c) Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person doing business with the Partnership to inquire as to whether or not the Managing General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or any other instrument or document on behalf of the Partnership, and any such Person shall be fully protected in relying upon such authority.

                 7.6 ADDITIONAL PARTNERS. Additional Partners may be admitted to the Partnership only as provided in Section 9.4 hereof.

                 7.7 TITLE HOLDER. To the extent allowable under applicable law, title to all or any part of the Properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the Managing General Partner.

                 7.8 WAIVER AND INDEMNIFICATION. Neither the Managing General Partner, the Non-Managing General Partner nor any of their Affiliates, directors, trust managers, officers, shareholders, nor any Person acting on their behalf pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the Managing General Partner or the Non-Managing General Partner by this Agreement and the Act, provided that the Managing General Partner's, the Non-Managing General Partner's or such other Person's conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the Managing General Partner, the Non-Managing General Partner or such other Person shall not be guilty of fraud, willful misconduct or gross negligence. The Non-Managing General Partner acknowledges that it owes fiduciary duties both to its shareholders and to the Limited Partners and it shall use its reasonable efforts to discharge such duties to each; provided, however, that in the event of a conflict between the interests of the shareholders of the Non-Managing General Partner and the interests of the Limited Partners, the Limited Partners agree that the Non-Managing General Partner shall discharge its fiduciary duties to the Limited Partners by acting in the best interests of the Non-Managing General Partner's shareholders. Nothing contained in the preceding sentence shall be construed as entitling either the Managing General Partner or the Non-Managing General Partner to realize any profit or gain from any transaction between such Partner and the Partnership (except as may be required by law upon a distribution to the Managing General Partner or the Non-Managing General Partner), including from the lending of money by the Managing General Partner or the Non-Managing General Partner to the Partnership or the contribution of property by the Managing General Partner or the Non-Managing General Partner to the Partnership, it being understood that in any such transaction the Managing General Partner or the Non-Managing General Partner, as the case may be, shall be entitled to cost recovery only. The Partnership shall, and hereby does, indemnify and hold harmless each of the Managing General Partner and the Non-Managing General Partner and its Affiliates, their respective directors, officers, shareholders and any other individual acting on its or their behalf to the extent such Persons would be indemnified by the Non-Managing General Partner pursuant to Article Eighth of the Charter of the Non-Managing General Partner if such persons were directors, officers, agents or employees of the Non-Managing General Partner (or Article __ of the Charter of the Managing General Partner, if such Persons were directors, officers, agents or employees of the Managing General Partner); provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership. The Partnership shall, and hereby does, indemnify each Limited Partner and its Affiliates, their respective directors, officers, shareholders and any other individual acting on its or their behalf, from and against any costs (including costs of defense) incurred by it as a result of any litigation or other proceeding in which any Limited Partner is named as a defendant or any claim threatened or asserted against any Limited Partner, in either case which relates to the operations of the Partnership or any obligation assumed by the Partnership or Simon, L.P., unless such costs are the result of misconduct on the part of, or a breach of this Agreement by, such Limited Partner; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

                 7.9 LIMITATION OF LIABILITY OF DIRECTORS, SHAREHOLDERS AND OFFICERS OF THE MANAGING GENERAL PARTNER AND THE NON-MANAGING GENERAL PARTNER. Any obligation or liability whatsoever of either of the Managing General Partner or the Non-Managing General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the Managing

General Partner, the Non-Managing General Partner or the Partnership only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of either of the Managing General Partner's or the Non-Managing General Partner's directors, shareholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.


                                  ARTICLE VIII

                    DISSOLUTION, LIQUIDATION AND WINDING-UP


                 8.1 ACCOUNTING. In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified by the Accountants) shall be made of the Capital Account of each Partner and of the Profits or Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of the Accountants.

                 8.2 DISTRIBUTION ON DISSOLUTION. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

                 (a) Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

                 (b) Establishment of reserves as determined by the Managing General Partner to provide for contingent liabilities, if any;

                 (c) Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

                 (d) To the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those distributions made pursuant to this Section 8.2(d), Section 8.3 or Section 8.4 hereof).

If upon dissolution and termination of the Partnership the Capital Account of any Partner is less than zero, then such Partner shall have no obligation to restore the negative balance in its Capital Account unless and except to the extent that such Partner has so elected under Section 4.8. Whenever the Liquidating Agent reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.

                 8.3 SALE OF PARTNERSHIP ASSETS. In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Agent may sell Partnership property; provided, however, that all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Agent solely on an "arm's-length" basis, at the best price and on the best terms and conditions as the Liquidating Agent in good faith believes are reasonably available at the time and under the circumstances and on a non- recourse basis to the Limited Partners. The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, purchase money mortgages, installment sale contracts or other similar receivables received by the

Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the Managing General Partner or the Non-Managing General Partner. The Liquidating Agent shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full or otherwise discharged or settled.

                 8.4 DISTRIBUTIONS IN KIND. In the event that it becomes necessary to make a distribution of Partnership property in kind in connection with the liquidation of the Partnership, the Managing General Partner may, if it determines that to do so would be in the best interest of the Partners and obtains the Consent of the Limited Partners and consent of the Non-Managing General Partner, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 8.2 hereof. Immediately prior to the distribution of

Partnership property in kind, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (to the extent not previously reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value as of the date of the distribution.

                 8.5 DOCUMENTATION OF LIQUIDATION. Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Agent shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.

                 8.6 LIABILITY OF THE LIQUIDATING AGENT. The Liquidating Agent shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Agent's taking of any action authorized under or within the scope of this Agreement; and provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership; and provided further, however, that the Liquidating Agent shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

                 (a) A matter entirely unrelated to the Liquidating Agent's action or conduct pursuant to the provisions of this Agreement; or

                 (b) The proven misconduct or gross negligence of the Liquidating Agent.


                                   ARTICLE IX

             TRANSFER OF PARTNERSHIP INTERESTS AND RELATED MATTERS


                 9.1 MANAGING GENERAL PARTNER TRANSFERS AND DEEMED TRANSFERS. The Managing General Partner shall not (i) withdraw from the Partnership, (ii) merge, consolidate or engage in any combination with another Person, (iii) sell all or substantially all of its assets or (iv) sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Partnership Units except where such merger, consolidation, sale, assignment, pledge or other disposal is to the Non-Managing General Partner, as its sole successor. In the event of the withdrawal by a General Partner from the Partnership, in violation of this Agreement or otherwise, or the dissolution, termination or Bankruptcy of a General Partner, within 90 days after the occurrence of any such event, the remaining General Partners or a majority in interest of the remaining Partners may elect in writing to continue the Partnership business and may, or if there is then no General Partner other than one that has withdrawn or as to which dissolution, termination or Bankruptcy has occurred shall, select a substitute general partner effective as of the date of the occurrence of any such event.

                 9.2 NON-MANAGING GENERAL PARTNER TRANSFERS AND DEEMED TRANSFERS. The Non-Managing General Partner shall not (i) withdraw from the Partnership, (ii) merge, consolidate or engage in any combination with another Person other than the Managing General Partner, (iii) sell all or substantially all of its assets or (iv) sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Partnership Units or Preferred Units or its partnership units or preferred units in Simon, L.P. except to the Partnership, in each case without the Consent of the Limited Partners. Upon any transfer of any Partnership Units (not Preferred Units) in accordance with the provisions of this Section 9.2, the transferee Non-Managing General Partner shall become vested with the powers and rights of the transferor Non-Managing General Partner with respect to the Partnership Units transferred, and shall be liable for all obligations and responsible for all duties of the Transferor Non-Managing General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Units so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Non-Managing General Partner under this Agreement with respect to such transferred Partnership Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Non-Managing General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Non-Managing General Partner of its obligations under this Agreement accruing prior to the date of such transfer.

                 9.3 TRANSFERS BY LIMITED PARTNERS. Except as otherwise provided in this Section 9.3, the Limited Partners shall not Transfer all or any portion of their Partnership Units to any transferee without the consent of the Managing General Partner and the Non- Managing General Partner, which consent may be withheld in their sole and absolute discretion; provided, however, that the foregoing shall not be considered a limitation on the ability of the Limited Partners to exercise their Rights pursuant to Article XI hereof or their EJDC Options pursuant to Article XII hereof.

                          (a)     Notwithstanding the foregoing, but subject to
the provisions of Section 9.5 hereof, any Limited

Partner may at any time, without the consent of the Managing General Partner or the Non-Managing General Partner, (i) Transfer all or a portion of its Partnership Units to an Affiliate of such Limited Partner, or (ii) Pledge some or all of its Partnership Units to any Institutional Lender (and, in the case of EJDC and its Affiliates, any EJDC Lender). Any Transfer to an Affiliate pursuant to clause (i) and any Transfer to a pledgee of Partnership Units Pledged pursuant to clause (ii) may be made without the consent of the Managing General Partner or the Non-Managing General Partner but, except as provided in
Article XII or in subsequent provisions of this Section 9.3, such transferee or such pledgee shall hold the Units so transferred to it (and shall be admitted to the Partnership as a Substitute Limited Partner) subject to all the restrictions set forth in this Section 9.3. It is a condition to any Transfer otherwise permitted under any provision of this Section 9.3 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Units arising after the effective date of the Transfer and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law, and other than pursuant to an exercise of the Rights pursuant to Article XI wherein all obligations and liabilities of the transferor Partner arising from and after the date of such Transfer shall be assumed by the Non-Managing General Partner) shall relieve the transferor Partner of its obligations under this Agreement prior to the effective date of such Transfer. Upon any such Transfer or Pledge permitted under this Section 9.3, the transferee or, upon foreclosure on the Pledged Partnership Units, each Institutional Lender which is the pledgee shall be admitted as a Substituted Limited Partner as such term is defined in the Act and shall succeed to all of the rights, including rights with respect to the Rights, of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner; provided, however, that notwithstanding the foregoing, any transferee of any transferred Partnership Unit shall, unless the Ownership Limit is waived in writing by the Non-

Managing General Partner, be subject to the Ownership Limit applicable to Persons other than the Limited Partners and/or their Affiliates which may limit or restrict such transferee's ability to exercise the Limited Partner's Rights, if any. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. No transferee pursuant to a Transfer which is not expressly permitted under this
Section 9.3 and is not consented to by the General Partners, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the right to receive such portion of the distributions and allocations of Profits and Losses made by the Partnership as are allocable to the Partnership Units so transferred.

                          (b)     Any exercise of the EJDC Option by any
DeBartolo other than EJDC must be consented to in writing by EJDC (or, following written notice to the Managing General Partner from the EJDC Lenders or their designated administrative agent (a "Secured Creditor") that there exists an uncured Monetary Event of Default under the EJDC Loan Transaction or that such Secured Creditor has acquired

Partnership Units from the DeBartolos in connection with the EJDC Loan Transaction, such Secured Creditor). Upon any such notice to the Managing General Partner from such Secured Creditor that it is authorized to consent, no further written instrument shall be required under this Agreement to evidence such authority and the Managing General Partner shall not be required to determine the validity or sufficiency, whether in form or in substance, of any notice from any EJDC Lender that it is authorized to provide such notice and shall be fully protected in relying upon such authority in acting or not acting upon any consent or refusal to consent by any EJDC Lender. Any such exercise not so consented to shall be void ab initio. Any EJDC Lender to which Partnership Units have been transferred by a DeBartolo in connection with a Pledge given in connection with the EJDC Loan Transaction shall have the right freely to transfer such Partnership Units (and any EJDC Lender to which the Partnership Units have been Pledged in connection with the EJDC Loan Transaction shall have the right to cause a Transfer of such Partnership Units owned by DeBartolos pursuant to such Pledge in accordance with the terms thereof), subject to the provisions of Section 9.5 hereof, to third parties without the consent of the Managing General Partner or the Non- Managing General Partner, and any transferee of an EJDC Lender shall be admitted as Substitute Limited Partner, subject to all rights and obligations of this Agreement. Any such transferee so admitted as a Substitute Limited Partner shall be subject to all of the restrictions set forth in Section 9.3(a) above.

                          (c)      In addition to the Rights granted to the JCP
Limited Partner and any other Transfers permitted under this Article IX, the JCP Limited Partner shall have the right to transfer all of its Partnership Units to a single accredited investor, as defined in Rule 501 promulgated under the Securities Act, subject to the provisions of Section 9.5, and such transferee shall be admitted to the Partnership as a Substitute Limited Partner. Any transferee of the Partnership Units owned by the JCP Limited Partner shall be subject to all of the restrictions set forth in Section 9.3(a) above; provided, however, that if the JCP Limited Partner hereafter Pledges its Partnership Units pursuant to Section 9.3(a), then provided that the JCP

Limited Partner has not previously exercised the right provided for above in this Section 9.3(c), the Institutional Lender or Lenders which are the pledgee(s) may exercise such right, whether by taking title to the JCP Limited Partner's Partnership Units and then transferring the same or by effecting such transfer upon foreclosure of the Pledge.

                          (d)     The Limited Partners acknowledge that the
Partnership Units have not been registered under any federal or state securities laws and, as a result thereof, they may not be sold or otherwise transferred, except in accordance with Article XI or otherwise in compliance with such laws. Notwithstanding anything to the contrary contained in this Agreement, no Partnership Units may be sold or otherwise transferred except pursuant to Article XI unless such Transfer is exempt from registration under any applicable securities laws or such Transfer is registered under such laws, it being acknowledged that the Partnership has no obligation to take any action which would cause any such interests to be registered.

                 9.4 ISSUANCE OF ADDITIONAL PARTNERSHIP UNITS AND PREFERRED UNITS. At any time after the date hereof, subject to the provisions of Section 9.5 hereof, the Managing General Partner may, with the consent of the Non-Managing General Partner, upon its determination that the issuance of additional Partnership Units ("Additional Units") is in the best interests of the Partnership, cause the Partnership to issue Additional Units to any existing Partner or issue Additional Units to and admit as a partner in the Partnership any Person (i) in exchange for units in Simon, L.P. outstanding at the Effective Time on a basis not more favorable to the holder of such units than on a unit for unit basis or (ii) in exchange for the contribution by such Person of cash and/or property which the Managing General Partner determines is desirable to further the purposes of the Partnership under Section 2.3 hereof and which the Managing General Partner determines has a value that justifies the issuance of such Additional Units. In the event that Additional Units are issued by the Partnership pursuant to clause (ii) of this Section 9.4, the number of Partnership Units issued shall be determined by dividing the Gross Asset Value of the property contributed (reduced by the amount of any indebtedness assumed by the Partnership or to which such property is subject) as of the date of contribution to the Partnership (the "Contribution Date") by the Deemed Partnership Unit Value, computed as of the Trading Day immediately preceding the Contribution Date.

                 In addition, the Managing General Partner may, upon its determination that the issuance of Preferred Units is in the best interests of the Partnership, issue Preferred Units in accordance with Sections 4.1(c) and 4.3(c) hereof.

                 The Managing General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Partner or any increase in the Partnership Units or Preferred Units of any Partner in accordance with the provisions of this Section 9.4, and the Managing General Partner shall promptly deliver a copy of such amendment to the Non-Managing General Partner and each Limited Partner. The Limited Partners hereby irrevocably appoint the Managing General Partner as their attorney-in-fact, coupled with an interest, solely for the purpose of executing and delivering such documents, and taking such actions, as shall be reasonably necessary in connection with the provisions of this Section 9.4 or making any modification to this Agreement permitted by Section 7.3 (including, without limitation, any modification which, under Section 7.3 hereof, requires the Consent of the Limited Partners where such consent has been obtained). Nothing contained in this Section 9.4 shall be construed as authorizing the Managing General Partner to grant any consent on behalf of the Limited Partners, or any of them.

                 9.5      RESTRICTIONS ON TRANSFER.

                          (a)     In addition to any other restrictions on
Transfer herein contained, in no event may any Transfer or assignment of a Partnership Unit or Preferred Unit by any Partner be made nor may any new Partnership Unit or Preferred Unit be issued by the Partnership (i) to any Person which lacks the legal right, power or capacity to own a Partnership Unit or Preferred Unit; (ii) in violation of applicable law; (iii) if such Transfer would immediately or with the passage of time cause either the Managing General Partner or the Non- Managing General Partner to fail to comply with the REIT Requirements, such determination to be made assuming that such Partners do comply with the REIT Requirements immediately prior to the proposed Transfer;
(iv) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code); (v) if such Transfer would, in the opinion of counsel to the Partnership, cause any portion of the underlying assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations
Section 2510.3-101; (vi) if such Transfer would result in a deemed distribution to any Partner attributable to a failure to meet the requirements of Regulations Section 1.752-2(d)(1), unless such Partner consents thereto, (vii) if such Transfer would cause any lender to the Partnership (except the EJDC Lenders) to hold in excess of ten (10) percent of the Partnership Interest that would, pursuant to the regulations under Section 752 of the Code or any successor provision, cause a loan by such a lender to constitute Partner Nonrecourse Debt, (viii) if such Transfer, other than to an Affiliate, is of a Partnership Interest the value of which would have been less than $20,000 when issued,(ix) if such Transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a Partnership for federal income tax purposes or (x) if such Transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704(b) of the Code.
Nothing contained in this Section 9.5 is intended to nullify or impair any

Pledges of Units under the EJDC Loan Transaction (it being understood, however, that Transfers or assignments of Units made after the Effective Time in connection with the EJDC Loan Transaction must satisfy the requirements of this
Section 9.5).

                          (b)     No Preferred Unit may be transferred by the
Non-Managing General Partner to any Person who is not a General Partner of the Partnership.

                 9.6 SHELF REGISTRATION RIGHTS. The Non-Managing General Partner agrees that, upon the request of any Limited Partner that has not entered into a Registration Rights Agreement with the Non-Managing General Partner substantially in the form of Exhibit D hereto (each, a "Shelf Rights Holder"), made at any time, the Non-Managing General Partner will, if it has not already done so, within 60 days thereafter file a "shelf" registration statement (the "Shelf Registration"), on an appropriate form pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), or any similar rule that may be adopted by the SEC, with respect to the sale of Registrable Securities (as defined below) by the Shelf Rights Holders in ordinary course brokerage or dealer transactions not involving an underwritten public offering. The Non-Managing General Partner shall use all reasonable efforts to have the Shelf Registration declared effective as soon as practicable after such filing and to keep such Shelf Registration continuously effective following the date on which such Shelf Registration is declared effective for so long as any Units are outstanding. The Non-Managing General Partner further agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the registration form used by the Non-Managing General Partner for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder, and the Non-Managing General Partner agrees to furnish to each Shelf Rights Holder copies of any such supplement or amendment at least three days prior to its being used and/or filed with the SEC. Notwithstanding the foregoing, if the Non-Managing General Partner shall furnish to the Unit holder a certificate signed by the Chief Executive Officer of the Non-Managing General Partner stating that in the good faith judgment of the Directors it would be significantly disadvantageous to the Non-Managing General Partner and its stockholders for any such Shelf Registration to be amended or supplemented, the Non-Managing General Partner may defer such amending or supplementing of such Shelf Registration for not more than 45 days and in such event the Unit holder shall be required to discontinue disposition of any Registrable Securities covered by such Shelf Registration during such period. Notwithstanding the foregoing, if the Non-Managing General Partner irrevocably elects, or the Partnership is so required under Section 11.3, prior to the filing of any Shelf Registration to issue all cash in lieu of Shares upon the exchange of Units by the holder requesting the filing of such Shelf Registration, the Non-Managing General Partner shall not be obligated to file such Shelf Registration Statement. The Non-Managing General Partner shall make available to its security holders, as soon as reasonably practicable, a statement of operations covering a period of twelve (12) months, commencing on the first day of the fiscal quarter next succeeding each sale of any Registrable Securities pursuant to the Shelf

Registration, in a manner which shall satisfy the provisions of Section 11(a) of the Securities Act.

                          (a)     SECURITIES SUBJECT TO THIS SECTION 9.6.  The
securities entitled to the benefits of this Section 9.6 are the Shares that have been or may be issued from time to time upon the exchange of Units pursuant to Article XI hereof and any other securities issued by the Non-Managing General Partner in accordance with the terms of this Agreement in exchange for any of the Shares (collectively, the "Registrable Securities") but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. Registrable Securities shall include any securities issued in accordance with the terms of this Agreement as a dividend or distribution on account of Registrable Securities or resulting from a subdivision of the outstanding Shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise). For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when (i) such security has been effectively regis-tered under the Securities Act, and either (A) the registration statement with respect thereto has remained continuously effective for 150 days or (B) such security has been disposed of pursuant to such registration statement, (ii) such security is or can be immediately sold to the public in reliance on Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such security has been otherwise transferred (except in connection with the exercise of the EJDC Option) and (a) the Non-Managing General Partner has delivered a new certificate or other evidence of ownership not bearing the legend set forth on the Shares upon the initial issuance thereof (or other legend of similar import) and (b) in the opinion of counsel to the Non-Managing General Partner, the subsequent disposition of such security would not require the registration or qualification under the Securities Act or any similar state law then in force, or (iv) such security has ceased to be outstanding.

                          (b)     REGISTRATION EXPENSES.  The Non-Managing
General Partner shall pay, as REIT Expenses, all expenses incident to the Shelf Registration, including, without limitation, (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration, filing and listing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and disbursements of the Non-Managing General Partner's independent public accountants and counsel and (v) all fees and expenses of any special experts retained by the Non-Managing General Partner in connection with the Shelf Registration pursuant to the terms of this Section 9.6, regardless of whether such Shelf Registration becomes effective, unless such Shelf Registration fails to become effective as a result of the fault of the Shelf Rights Holders; provided, however, that the Non-Managing General Partner shall not pay the costs and expenses of any Shelf Rights Holder relating to brokerage or dealer fees, transfer taxes or the fees or expenses of any counsel, accountants or other representatives retained by the Shelf Rights Holders, individually or in the aggregate.

                                   ARTICLE X

                 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS


                 10.1 NO PARTICIPATION IN MANAGEMENT. Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership; provided, that the foregoing shall not be deemed to limit the ability of a Limited Partner (or any officer or director thereof) who is an officer, director or employee of the Partnership, either the Managing General Partner or Non-Managing General Partner, or any Affiliate thereof, to act in such capacity.

                 10.2 BANKRUPTCY OF A LIMITED PARTNER. The Bankruptcy of any Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profits or Losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such event, devolve to its successors or assigns, subject to the terms and conditions of this Agree-ment, and the Partnership shall continue as a limited partnership. However, in no event shall such assignee(s) become a Substituted Limited Partner except in accordance with Article IX.

                 10.3 NO WITHDRAWAL. No Limited Partner may withdraw from the Partnership without the prior written consent of the Managing General Partner and of the Non-Managing General Partner, other than as expressly provided in this Agreement.

                 10.4 DUTIES AND CONFLICTS. (a) The Partners recognize that each of the other Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. In addition, the Partners recognize that certain of the Limited Partners and their Affiliates are and may in the future be tenants of the Partnership, Simon, L.P., Subsidiary Entities or other Persons or own anchor or other stores in the Properties of the Partnership, Simon, L.P. or Subsidiary

Entities or other properties and in connection therewith may have interests that conflict with those of the Partnership, Simon, L.P. or Subsidiary Entities. In deciding whether to take any actions in such capacity, such Limited Partners and their Affiliates shall be under no obligation to consider the separate interests of the Partnership, Simon, L.P. or Subsidiary Entities and shall have no fiduciary obligations to the Partnership, Simon, L.P. or Subsidiary Entities and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Partners in connection with such acts; nor shall the Partnership, the Non-Managing General Partner, the Managing General Partner, Simon, L.P. or any Subsidiary Entities be under any obligation to consider the separate interests of the Limited Partners and their Affiliates in such Limited Partners' independent capacities or have any fiduciary obligations to the Limited Partners and their Affiliates in such capacity or be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners and their Affiliates in such independent capacities arising from actions or omissions taken by the Partnership, Simon, L.P. or Subsidiary Entities. The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other Entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership, Simon, L.P. or Subsidiary Entities, without any obligation to offer any interest in such activities to the Partnership, Simon, L.P. or Subsidiary Entities or to any Partner or otherwise. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, Simon, L.P. or Subsidiary Entities, shall not be deemed wrongful or improper.

                          (b)     Notwithstanding the foregoing, without the
prior consents of the Managing General Partner and the Non- Managing General Partner, no Limited Partner shall knowingly take any action, including acquiring, directly or indirectly, an interest in any tenant of a Property which would have, through the actual or constructive ownership of any tenant of any Property, the effect of causing the percentage of the gross income of either of the Managing General Partner or the Non-Managing General Partner that fails to be treated as "rents from real property" within the meaning of Section 856(d) of the Code to exceed such percentage on the date hereof. Each Limited Partner shall have a duty to notify the Managing General Partner and the Non-Managing General Partner on a timely basis of any potential acquisition or change in ownership that could reasonably be expected to have such effect.

                 10.5  GUARANTY AND INDEMNIFICATION AGREEMENTS.

                          (a)     The Partnership shall notify the Limited
Partners no less than 45 days (or, if the Partnership itself has less than 45 days' prior notice, as promptly as practicable) prior to the occurrence of any event that the Partnership reasonably expects will reduce the amount of Partnership liabilities (including liabilities of Simon, L.P. and any other Subsidiary Partnership) that the Limited Partners may include in their individual tax bases of their respective Partnership Interests pursuant to Treasury Regulation Section 1.752-2 and Treasury Regulations Section Section 1.752-3(a)(2) and (3). Upon receipt of such notice, each Limited Partner shall inform the Partnership of any action it desires to take in its sole and absolute discretion in order to increase the "economic risk of loss" (within the meaning of Treasury Regulation
Section 1.752-2) (the "Incurrence") that it has with respect to liabilities of the Partnership, Simon, L.P. or any other Subsidiary Partnerships. The Partnership shall cooperate with each Limited Partner to facilitate the Incurrence by such Limited Partner with respect to Partnership Liabilities or liabilities of Simon, L.P. or any other Subsidiary Partnerships in such a way that the Incurrence has the least amount of real economic risk to such Limited Partner and provided that the Incurrence does not have a material adverse impact on any other Partner in the Partnership or any such Partner's Affiliates.

                 No direct or indirect Partner in the Partnership or any partnership which is the obligor on a JCP Property Liability shall incur the "economic risk of loss" (within the meaning of Treasury Regulation Section 752-2) with respect to any JCP Property Liability without the prior written consent of the JCP Limited Partner.

                          (b)     Notwithstanding the provisions of Section
10.5(a) above, no Limited Partners shall have any right to negotiate directly with any lender of the Partnership, Simon, L.P. or any other Subsidiary Partnership, any such negotiation to be undertaken in good faith by the Managing General Partner or the Non-Managing General Partner on behalf of, and at the request of, all affected Limited Partners.


                                   ARTICLE XI

                    GRANT OF RIGHTS TO THE LIMITED PARTNERS


                 11.1 GRANT OF RIGHTS. The Non-Managing General Partner does hereby grant to each of the Limited Partners and each of the Limited Partners does hereby accept the right, but not the obligation (hereinafter such right sometimes referred to as the "Rights"), to convert all or a portion of such Limited Partner's Partnership Units into Shares or cash, as selected by the Non-Managing General Partner, at any time or from time to time, on the terms and subject to the conditions and restrictions contained in this Article XI. The Rights granted hereunder may be exercised by a Limited Partner, on the terms and subject to the conditions and restrictions contained in this Article XI, upon delivery to the Non-Managing General Partner of a notice in the form of Exhibit E (an "Exercise Notice"), which notice shall specify the number of such Limited Partner's Partnership Units to be converted by such Limited Partner (the "Offered Units"). Once delivered, the Exercise Notice shall be irrevocable, subject to payment by the Non-Managing General Partner or the Partnership of the Purchase Price for the Offered Units in accordance with the terms hereof and subject to Section 1 of the Registration Rights Agreements.
In the event the Non-Managing General Partner elects to cause the Offered Units to be converted into cash, the Non-Managing General Partner shall effect such conversion by causing the Partnership to redeem the Offered Units for cash.

                 11.2 LIMITATION ON EXERCISE OF RIGHTS. If an Exercise Notice is delivered to the Non-Managing General Partner but, as a result of the Ownership Limit or as a result of other restrictions contained in the Charter of the Non-Managing General Partner, the Rights cannot be exercised in full for Shares, the Exercise Notice, if the Purchase Price is to be payable in Shares, shall be deemed to be modified such that the Rights shall be exercised only to the extent permitted under the Ownership Limit or under other restrictions in the Charter of the Non-Managing General Partner. Notwithstanding the foregoing, any Person shall be permitted to exercise its Rights hereunder during the first half of a taxable year of the Non-Managing General Partner even if upon conversion of the Offered Units into Shares, the Shares held by such Person will exceed the Ownership Limit, so long as such Person shall immediately following such conversion sell so many of such Shares as shall cause the Ownership Limit not to be exceeded upon consummation of such sale. The Non-Managing General Partner hereby agrees to exercise its right pursuant to Article Ninth of its Charter to permit the Ownership Limit to be exceeded in the circumstances described in the preceding sentence.

                 11.3 COMPUTATION OF PURCHASE PRICE/FORM OF PAYMENT. The purchase price ("Purchase Price") payable to a tendering Limited Partner shall be equal to the Deemed Partnership Unit Value multiplied by the number of Offered Units computed as of the date on which the Exercise Notice was delivered to the Non-Managing General Partner (the "Computation Date"). Subject to the following paragraph, the Purchase Price for the Offered Units shall be payable, at the option of the Non-Managing General Partner, by causing the Partnership to redeem the Offered Units for cash in the amount of the Purchase Price, or by the issuance by the Non-Managing General Partner of the number of Shares equal to the number of Offered Units (adjusted as appropriate to account for stock splits, stock dividends or other similar transactions between the Computation Date and the closing of the purchase and sale of the Offered Units in the manner specified in Section 11.7(d) below).

                 Where a Limited Partner exercising its rights pursuant to this Section on or after the fifth anniversary of the Effective Time, up to, but not including, the eighth anniversary of the Effective Time, is a DeBartolo, and such Limited Partner has received a special allocation of taxable income or gain from a Covered Sale pursuant to Section

6.1(e) within 90 days prior to the date of such exercise, then to the extent of any tax due on such allocation and on the redemption of such Limited Partner's Units, the Managing General Partner shall, if such Limited Partner so requests in the Exercise Notice, cause the Partnership to redeem its Units for cash in accordance with this Section 11.3.

                 11.4 CLOSING. The closing of the acquisition or redemption of Offered Units shall, unless otherwise mutually agreed, be held at the principal offices of the Non-Managing General Partner, on the date agreed to by the Non-Managing General Partner and the relevant Limited Partner, which date (the "Settlement Date") shall in no event be on a date which is later than the later of (i) ten (10) days after the date of the Exercise Notice and (ii) five
(5) days after the expiration or termination of the waiting period applicable to the Limited Partner, if any, under the Hart-Scott-Rodino Act (the "HSR Act"). The Non-Managing General Partner agrees to use its best efforts to obtain an early termination of the waiting period applicable to any such acquisition, if any, under the HSR Act. Until the Settlement Date, each tendering Partner shall continue to own his Offered Units, and will continue to be treated as the holder of such Offered Units for all purposes of this Agreement, including, without limitation, for purposes of voting, consent, allocations and distributions. Offered Units will be transferred to the Non-Managing General Partner only upon receipt by the tendering Partner of Shares or cash in payment in full therefor.

                 11.5 CLOSING DELIVERIES. At the closing of the purchase and sale or redemption of Offered Units, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the tendering Limited Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Units to the Non-Managing General Partner or the Partnership, as applicable, and with respect to the ownership by of the Limited Partner of such Units, free and clear of all Liens, and (B) the Non-Managing General Partner with respect to its due authority to acquire such Units for Shares or to cause the Partnership to redeem such Units for cash and, in the case of payment by Shares, (ii)(A) an opinion of counsel for the Non-Managing General Partner, reasonably satisfactory to such Limited Partner, to the effect that such Shares have been duly authorized, are validly issued, fully-paid and non-assessable, and (B) a stock certificate or certificates evidencing the Shares to be issued and registered in the name of the Limited Partner or its designee.

                 11.6 TERM OF RIGHTS. The rights of the parties with respect to the Rights shall remain in effect, subject to the terms hereof, throughout the existence of the Partnership.

                 11.7 COVENANTS OF THE NON-MANAGING GENERAL PARTNER. To facilitate the Non-Managing General Partner's ability fully to perform its obligations hereunder, the Non-Managing General Partner covenants and agrees as follows:

                          (a)     At all times while the Rights are in
existence, the Non-Managing General Partner shall reserve for issuance such number of Shares as may be necessary to enable the Non-Managing General Partner to issue such Shares in full payment of the Purchase Price in regard to all

Partnership Units which are from time to time outstanding and held by the Limited Partners.

                          (b)     As long as the Non-Managing General Partner
shall be obligated to file periodic reports under the Exchange Act, the Non-Managing General Partner will timely file such reports in such manner as shall enable any recipient of Shares issued to a Limited Partner hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

                          (c)     During the pendency of the Rights, the
relevant Limited Partners shall receive in a timely manner all reports filed by the Non-Managing General Partner with the SEC and all other communications transmitted from time to time by the Non-Managing General Partner to the owners of its Shares.

                          (d)     Under no circumstances shall the Non-Managing
General Partner declare any stock dividend, stock split, stock distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, fully to adjust, and to avoid any dilution in, the Rights of any Limited Partner under this Agreement.

                 11.8 LIMITED PARTNERS' COVENANT. Each of the Limited Partners covenants and agrees with the Non-Managing General Partner that all Offered Units tendered to the Non-Managing General Partner or the Partnership, as the case may be, in accordance with the exercise of Rights herein provided shall be delivered free and clear of all Liens and should any Liens exist or arise with respect to such Offered Units, the Non-Managing General Partner or the Partnership, as the case may be, shall be under no obligation to acquire the same unless, in connection with such acquisition, the Non-Managing General Partner has elected to cause the Partnership to pay such portion of the Purchase Price in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration and the Partnership is expressly authorized to apply such portion of the Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. In the event any transfer tax is payable by the Limited Partner as a result of a transfer of Partnership Units pursuant to the exercise by a Limited Partner of the Rights, the Limited Partner shall pay such transfer tax.

                 11.9 DIVIDENDS. If a Limited Partner shall exchange any Partnership Units for Shares pursuant to this Article XI on or prior to the Partnership Record Date for any distribution to be made on such Partnership Units, in accordance with the Charter of the Non- Managing General Partner such Limited Partner will be entitled to receive the corresponding distribution to be paid on such Shares and shall not be entitled to receive the distribution made by the Partnership in respect of the exchanged Partnership Units.


                                  ARTICLE XII

                                  EJDC OPTION


                 12.1 GRANT AND TERMS OF OPTION. In addition to the rights granted in Article XI, the Non-Managing General Partner does hereby grant to EJDC and its Affiliates (which for purposes of this Article XII shall include the DeBartolos), and

EJDC and its Affiliates do hereby accept the right, but not the obligation (the "EJDC Option"), to dispose of a certain number of Partnership Units held by EJDC and its Affiliates, in certain circumstances and at certain times, subject to the terms and conditions set forth below:

                          (a)     If, prior to the EJDC Option Termination Date
(as defined in Section 12.1(e) below), EJDC elects to dispose of Partnership Units (other than by exchanging them for Shares or cash pursuant to Article XI) to satisfy any Amortization Requirements (as defined in Section 12.1(d) below), EJDC shall provide a written Notice (an "Initial EJDC Notice") to the Non-Managing General Partner with respect to the period (a "Payment Period"), commencing upon the Non-Managing General Partner's receipt of an Initial EJDC Notice and ending on the earlier of (x) the first anniversary of the date of such receipt and (y) the date on which the next Amortization Requirement is satisfied specifying:

                          (i)     the number of Partnership Units (which number
shall not, in any event, exceed 30% of the number of Partnership Units owned by EJDC and its Affiliates at the

Effective Time) that are required to be disposed of solely to pay taxes and expenses payable on or in connection with such disposition and to satisfy the Amortization Requirement for the Payment Period in respect of which the Initial EJDC Notice is being given; and

                          (ii)    the date on which such Amortization
Requirement is required to be satisfied.

                 (b) Within 10 days of its receipt of an Initial EJDC Notice, the Non-Managing General Partner shall provide written notice (a "Response Notice") to EJDC specifying the Non-Managing General Partner's election to take one (but not more than one) of the following actions in the Non-Managing General Partner's sole discretion:

                          (i)     agree not to exercise any "blackout" or
"carveback" rights or other Non-Managing General Partner imposed limitations on the availability or exercise of registration rights of EJDC and its Affiliates under the Registration Rights Agreement so as to permit EJDC and its Affiliates to exchange up to the number of Partnership Units specified in the Initial EJDC Notice with the Non-Managing General Partner for Shares and sell the Shares in a registered offering in time for EJDC to satisfy the Amortization Requirement specified in the Initial EJDC Notice and pay the taxes and expenses payable on or in connection with such exchange; provided, that the Non-Managing General Partner shall not have the right to elect the option specified in this paragraph (i) in any Payment Period commencing in 1996;

                          (ii)    pay on a date specified by EJDC cash to EJDC
and its Affiliates upon tender by EJDC and its Affiliates of up to the number of Partnership Units specified in the Initial EJDC Notice at a Purchase Price per Partnership Unit and in accordance with the closing procedures that would be applicable upon the exercise of Rights as specified in Sections 11.3, 11.4 and 11.5 above; or

                          (iii)   permit EJDC and its Affiliates to sell up to
the number of Partnership Units specified in the Initial EJDC Notice to up to three Institutional Investors in the then current Payment Period.

Failure by the Non-Managing Partner to provide a timely notice shall be deemed to constitute an election of the option set forth in paragraph (iii) above.

                 (c) If the sale of Partnership Units permitted to be sold under paragraph (iii) of Section 12.1(b) above does not occur or is not completed within 120 days of receipt by EJDC of the Response Notice, then EJDC and its Affiliates may not sell Partnership Units after the expiration of such 120-day period except as hereinafter provided in this Section 12.1(c). In order for EJDC and its Affiliates to dispose of Partnership Units in such Payment Period after the expiration of such 120-day period, a new written notice (a "Subsequent EJDC Notice") shall be delivered by EJDC to the Non-Managing General Partner, which Subsequent EJDC Notice shall specify the same information as shall have been specified in the Initial EJDC Notice for the then current Payment Period, except that the number of Partnership Units specified for disposition shall not exceed 30% of the number of Partnership Units held by EJDC and its Affiliates at the Effective Time minus the number of Partnership Units previously disposed of by EJDC and its Affiliates in such

Payment Period. Upon receipt of a Subsequent EJDC Notice the Non-Managing General Partner shall within 10 days of receipt thereof deliver to EJDC a Response Notice (a new Subsequent EJDC Notice being required at each 120 day interval in order for Partnership Units to continue to be disposed of by EJDC and its Affiliates during the then current Payment Period). In any event, upon the end of a Payment Period, EJDC shall be required to deliver to the Non-Managing General Partner a new Initial EJDC Notice with respect to the disposition of Partnership Units in the new Payment Period, subject to the same limitations as were set forth in the original Initial EJDC Notice as to such new Payment Period.

                 (d) EJDC covenants that the proceeds from the disposition of Partnership Units pursuant to the exercise of the EJDC Option will be used only to pay any taxes or expenses payable on or in connection with the sale, tender or exchange of the Partnership Units in connection with any such exercise and to satisfy amortization payments (the "Amortization Requirements") to the EJDC Lenders in the EJDC Loan Transaction actually due, but only to the extent of indebtedness to such Lenders as of the Effective Time, which shall not exceed in the aggregate the following amounts for each Payment Period:

                          (i) a Payment Period commencing in 1996 - up to $180,000,000;

                          (ii) a Payment Period commencing in 1997 - up to $180,000,000 less the amount of the Amortization Requirement actually satisfied in a Payment Period commencing in 1996 (such that, by way of example, (x) if a $180,000,000 payment is made by EJDC to satisfy the Amortization Requirement for a Payment Period commencing in 1996 then the Amortization Requirement for any Payment Period commencing in 1997 would be zero and no EJDC Option would be exercisable by EJDC in 1997 and (y) if a $90,000,000 payment is made by EJDC to satisfy the Amortization Requirement for a Payment Period commencing in 1996 then the Amortization Requirement for a
                                  Payment Period commencing in 1997 would be $90,000,000, etc.);

                          (iii) a Payment Period commencing in 1998 - up to $189,000,000.

                 No other use of such proceeds shall be permitted.

                 (e) The EJDC Option shall terminate at the earlier to occur of (i) the date on which the indebtedness outstanding under the EJDC Loan Transaction having the Amortization Requirements is repaid and (ii) December 31, 1998 (the "EJDC Option Termination Date"), and at such time the disposition of Partnership Units by EJDC and its Affiliates pursuant to an Initial EJDC Notice or a Subsequent EJDC Notice shall terminate.


                                  ARTICLE XIII

                               GENERAL PROVISIONS


                 13.1  INVESTMENT REPRESENTATIONS.

                          (a)     Each Limited Partner acknowledges that it (i)
has been given full and complete access to the Partnership and those person who will manage the Partnership in connection with this Agreement and the transactions contemplated hereby,
(ii) has had the opportunity to review all documents relevant to its decision to enter into this Agreement, and (iii) has had the opportunity to ask questions of the Partnership and those persons who will manage the Partnership concerning its investment in the Partnership and the transactions contemplated hereby.

                          (b)     Each Limited Partner acknowledges that it
understands that the Partnership Units to be purchased or otherwise acquired by it hereunder will not be registered under the Securities Act of 1933 in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, and will not be registered or qualified under any applicable state securities laws. Each Limited Partner represents that (i) it is acquiring such Partnership Units for investment only and without any view toward distribution thereof, and it will not sell or otherwise dispose of such Partnership Units except pursuant to the exercise of the Rights or otherwise in accordance with the terms hereof and in compliance with the registration requirements or exemption provisions of any applicable state securities laws, (ii) its economic circumstances are such that it is able to bear all risks of the investment in the Partnership Units for an indefinite period of time including the risk of a complete loss of its investment in the Units and (iii) it has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the Partnership Units. Each Limited Partner further acknowledges and represents that it has made its own independent investigation of the Partnership and the business conducted and proposed to be conducted by the Partnership, and that any information relating thereto furnished to the Limited Partner was supplied by or on behalf of the Partnership.

                 13.2 NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally delivered or sent by United States mail or by reputable overnight delivery service and shall be deemed to have been given when delivered in person, upon receipt when delivered by overnight delivery service or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 13.2, the addresses of the parties hereto shall be as set forth on Exhibit A hereof. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

                 13.3 SUCCESSORS. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

                 13.4 LIABILITY OF LIMITED PARTNERS. The liability of the Limited Partners for their obligations, covenants, representations and warranties under this Agreement shall be several and not joint.

                 13.5 EFFECT AND INTERPRETATION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF DELAWARE.

                 13.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                 13.7 PARTNERS NOT AGENTS. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

                 13.8 ENTIRE UNDERSTANDING; ETC. This Agreement and the other agreements referenced herein or therein or to which the signatories hereto or thereto are parties constitute the entire agreement and understanding among the Partners and supersede any prior understandings and/or written or oral agreements among them respecting the subject matter within.

                 13.9 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

                 13.10 TRUST PROVISION. This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual property of any trustee to any liability.

                 13.11 PRONOUNS AND HEADINGS. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to "including" shall be deemed to mean "including without limitation."

                 13.12 NON-EFFECT ON CERTAIN LIMITED PARTNERS. As to any Limited Partner who was a Limited Partner of the Partnership prior to the Effective Time and who does not execute this Agreement, the provisions of the Fourth Amended and Restated Partnership Agreement of the Partnership dated April 21, 1994, as heretofore amended, which, under the terms thereof, cannot, in certain circumstances, be Amended without the consent of such non-signing Limited Partner, shall continue in effect as to such Limited Partner to the extent such provisions are inconsistent with this Agreement.

                 13.13 ASSUMPTION OF LIABILITIES. Nothing contained in this Agreement shall have the effect of terminating, negating or modifying in any respect the assumption of liabilities by the Partnership set forth in Section
10.8 of the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 21, 1994 and the Partnership reaffirms its obligations thereunder.

                 13.14 ASSURANCES. Each of the Partners shall hereafter execute and deliver such further instruments (provided such instruments are in form and substance reasonably satisfactory to the executing Partner) and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written, which Agreement shall be effective on the date it is executed and delivered by the parties hereto.



GENERAL PARTNER:


DeBARTOLO REALTY CORPORATION,
  an Ohio Corporation

7655 Market Street
P.O. Box 3287
Youngstown, OH 44513-3287


By:__________________________
   Name:
   Title:



SIMON PROPERTY GROUP, INC.,
  a Maryland corporation

Merchants Plaza
115 West Washington Street
Suite 15 East
Indianapolis, IN 46204


By:__________________________
   Name:
   Title:

LIMITED PARTNERS:



By:__________________________

                                  EXHIBIT "A"


                               PARTNERSHIP UNITS



GENERAL PARTNER(S)                NUMBER OF UNITS           PERCENTAGE INTEREST
Simon Property Group, Inc., a
Maryland corporation

DeBartolo Realty Corporation,
an Ohio corporation


 LIMITED PARTNER(S)

 This exhibit will identify which Limited Partners were former limited partners of Simon Property Group, L.P. and which Limited Partners were former limited partners of DeBartolo Realty Partnership, L.P.



 The number of Units and Percentage Interests for each Partner shall be calculated in accordance with the Formula, attached hereto.

                                  EXHIBIT "B"


                          PREFERRED UNIT DESIGNATIONS




None.

                                  EXHIBIT "C"


                                 COVERED SALES


 Mission Viejo Mall                                   Aventura Mall

 Boynton Beach Mall                                   Coral Square

 Florida Mall                                         Grove at Lakeland Square

 Gulf View Square                                     Highland Lakes Plaza

 Lakeland Square                                      Melbourne Square

 Miami International Mall                             Paddock Mall

 Palm Beach Mall                                      Port Charlotte Town Center

 Terrace at Florida Mall                              Treasure Coast Square

 Northfield Square                                    Castleton Square

 Lafayette Square                                     University Park Mall

 Ward Plaza                                           Washington Plaza

 Great Lakes Mall                                     Great Lakes Plaza

 Lima Plaza                                           Lima Mall

 Century III Mall                                     Randall Park Mall

 Mainland Crossing                                    Philadelphia Center

 Chesapeake Square                                    Chesapeake Center

 Northgate Shopping Center                            Columbia Center

 Bay Park                                             Tacoma Mall

 Tyrone Square                                        Summit Mall

 Washington Square                                    Upper Valley Mall

 Brunswick Square                                     Richardson Square

 New Orleans Centre/CNG Tower*                        Eastern Hills

 Biltmore Square                                      Woodville Mall

 Cheltenham Square                                    Glen Burnie Mall

 TC Peripheral                                        Richmond Mall
          (Mainland Peripheral)


*  If sold together, such properties will not constitute "Covered
   Properties."





                                  EXHIBIT "D"


                         REGISTRATION RIGHTS AGREEMENT

                                  EXHIBIT "E"


                            FORM OF EXERCISE NOTICE

                 [Limited Partner], as of [date of exercise], hereby irrevocably (except as set forth in the Agreement referred to below) elects, pursuant to the rights granted to it in Section 11.1 of the Agreement of Limited Partnership of Simon-DeBartolo Group, L.P. (the "Agreement") to convert ______ of its Partnership Units (as such term is defined in the Agreement) into shares of common stock of Simon Property Group, Inc. or cash, as selected by Simon Property Group, Inc.

[Limited Partner]



                                     By:___________________________
                                        Name:
                                        Title:

                                  EXHIBIT "F"


                    EJDC LENDERS AND EJDC LOAN DOCUMENTATION



                 The EJDC Lenders are each and every lender (and their trustees or agents) party from time to time to:

                 1. the SECOND AMENDED AND RESTATED NEW FACILITY CREDIT AGREEMENT, dated as of March 31, 1994 by and among DeBARTOLO, INC. and THE EDWARD J. DeBARTOLO CORPORATION, as the borrowers, WELLS FARGO BANK, N.A., as the issuing bank, and the co-lenders specified therein, and WELLS FARGO REALTY ADVISORS FUNDING, INCORPORATED as the administrative agent, as the same may be modified, supplemented or amended from time to time; or

                 2. the SECOND AMENDED AND RESTATED RESTRUCTURING FACILITY CREDIT AGREEMENT, dated as of March 31, 1994 by and among DeBARTOLO, INC. and THE EDWARD J. DeBARTOLO CORPORATION, as the borrowers, and the co-lenders specified therein, and WELLS FARGO REALTY ADVISORS FUNDING,

INCORPORATED, as the administrative agent, as the same may be modified, supplemented or amended from time to time.

                 The EJDC Loan Documentation are the aforementioned credit agreements and the other loan and collateral documents delivered in connection therewith.

                 The EJDC Loan Transaction includes assignments and refinancings, provided, however, that the EJDC Loan Transaction shall not include the incurrence of new indebtedness (through refinancings or by amendment of the aforementioned credit agreements) which would operate to increase the aggregate principal amount of debt then outstanding under the EJDC Loan Transaction other than increases (i) to reflect the realization of contingent claims provided for under the EJDC Loan Transaction as of the Effective Time or (ii) in amounts from time to time outstanding under the revolving credit facility extended by the EJDC Lenders for ordinary working capital purposes, provided that the aggregate amount at any time outstanding under such revolving credit facility shall not exceed the sum of $40 million.